UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No.             )

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LIFELOCK, INC.

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LIFELOCK, INC.

60 East Rio Salado Parkway

Suite 400

Tempe, AZ 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2016

Dear Stockholder:

The Annual Meeting of Stockholders of LifeLock, Inc., a Delaware corporation, will be held on Thursday, May 5, 2016 at 8:00 a.m. Arizona time, at the Tempe Mission Palms, Ironstone Room, located at 60 E. Fifth Street, Tempe, AZ 85281, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect three Class I directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified.

2.	To hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in the accompanying Proxy Statement.

3.	To approve the Senior Executive Bonus Plan.

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

5.	To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the accompanying Proxy Statement. Our Board of Directors has fixed the close of business on March 16, 2016 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting.

On or about March 24, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2015 Annual Report to Stockholders, including our Annual Report on Form 10-K for fiscal 2015. The Notice of Internet Availability of Proxy Materials also contains instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The Proxy Statement and our 2015 Annual Report to Stockholders are available at www.proxyvote.com.

All stockholders are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Tempe, Arizona	Sharon Segev
March 24, 2016	Executive Vice President, General Counsel and Secretary

Page

Proxy Statement	1
Board of Directors and Corporate Governance	2

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LIFELOCK, INC.

60 East Rio Salado Parkway

Suite 400

Tempe, AZ 85281

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors, or the Board, for use at the 2016 Annual Meeting of Stockholders, or the Annual Meeting, and any postponements or adjournments thereof. The Annual Meeting will be held at the Tempe Mission Palms, Ironstone Room, located at 60 E. Fifth Street, Tempe, AZ 85281, on Thursday, May 5, 2016 at 8:00 a.m. Arizona time. If you need directions to the location of the meeting, please call (480) 457-2112. On or about March 24, 2016, we mailed to all stockholders of record at the close of business on March 16, 2016 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2015 Annual Report to Stockholders, including our Annual Report on Form 10-K for fiscal 2015, or the Annual Report.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our common stock is listed on the New York Stock Exchange, or the NYSE. Accordingly, we are subject to the listing rules of the NYSE.

We are committed to good corporate governance, which promotes Board and management accountability to stockholders, the long-term interests of stockholders and encouraging and developing public trust in LifeLock, Inc. (the words “LifeLock,” “the Company,” “we,” “our,” “ours,” and similar terms refer to LifeLock, Inc., unless the context indicates otherwise). Our corporate governance framework includes the following key elements:

Corporate Governance Highlights

Super-Majority of Independent Directors	☑

Independent Committees	☑

Average Tenure of Directors	4.6 years

Separate Chairman and CEO*	☑

Annual Advisory Approval of Executive Compensation	☑

Clawback Policy	☑

Stock Ownership Guidelines for Executives and Directors	☑

Anti-Hedging, Anti-Short-Sale and Anti-Pledging Policy	☑

Annual Corporate Governance Review	☑

Annual Board and Committee Self-Evaluations	☑

Succession Planning	☑

Risk Oversight by Full Board and Committees	☑

Regular Executive Sessions of Independent Directors	☑

Annual Independent Director Evaluation of CEO	☑

Annual Equity Grant to Directors	☑

Corporate Governance Guidelines	☑

Code of Business Conduct and Ethics for Directors and Officers	☑

*	As of March 1, 2016. Previously, the Company had a combined Chair/CEO and a Lead Independent Director.

Board of Directors

Our Board consists of eight directors, Gary Briggs, David Cowan, Richard Todd Davis (referred to in this Proxy Statement as Todd Davis), Roy A. Guthrie, Albert A. (Rocky) Pimentel, Thomas J. Ridge, Hilary A. Schneider and Jaynie Miller Studenmund. In May 2015, Ms. Studenmund joined the Board upon the recommendation of the Nominating & Corporate Governance Committee. She filled a vacancy created when Srinivasan Krishnan’s term expired at the 2015 annual meeting of stockholders, or the 2015 Annual Meeting, and he was not nominated for reelection. Throughout 2015, Mr. Davis served as our Chief Executive Officer and Chairman of the Board, or Chairman, and during 2015, Mr. Guthrie was appointed as Lead Independent Director. In March 2016, Ms. Schneider

succeeded Mr. Davis as Chief Executive Officer and she was also appointed to the Board. At the same time, Mr. Guthrie was appointed as Chairman and Mr. Davis was appointed as Executive Vice Chairman. Additional information about each of our directors, our Board composition and leadership structure and our committees is set forth below.

Director Independence

Our Board regularly reviews its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has affirmatively determined that each of Messrs. Briggs, Cowan, Guthrie, Pimentel, and Ridge and Ms. Studenmund is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence. Mr. Davis and Ms. Schneider are not considered independent directors as a result of their employment with our company. There are no family relationships among any of our directors, director nominees, or executive officers.

Board Committees

Our Board has an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

Each of the above committees has a written charter approved by the Board. The charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee are available on the investor relations page of LifeLock’s website at investor.lifelock.com. The current members and chairs of the current committees are identified in the following table:

Director	Audit	Compensation	Nominating & Corporate Governance
Todd Davis
Gary Briggs		Ö	Ö
David Cowan
Roy A. Guthrie	Chair	Ö	Ö
Albert A. (Rocky) Pimentel	Ö
Thomas J. Ridge			Chair
Hilary A. Schneider
Jaynie Miller Studenmund	Ö*	Chair*

*	Ms. Studenmund joined the Board and the noted committees on May 12, 2015.

Audit Committee

Our Audit Committee currently consists of Messrs. Guthrie and Pimentel and Ms. Studenmund, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Ridge was a member of the Audit Committee until May 2015, when he resigned from the Audit Committee and the Board appointed Ms. Studenmund to fill the vacancy. On March 10, 2015, we became aware that we made a $35,000 payment to Mr. Ridge in connection with a one-time speaking engagement held on January 28, 2015, and therefore, Mr. Ridge failed to meet the independence criteria for Audit Committee members as set forth in Rule 10A-3(b)(1) of the Exchange Act. We promptly notified the NYSE of this matter and on March 13, 2015, Mr. Ridge returned the payment. Based on subsequent discussions between us and the NYSE, in light of the fact that the violation was inadvertent and Mr. Ridge returned the $35,000 payment to us, the NYSE indicated that it does not intend to take any further action relating to this matter. As of March 13, 2015, Mr. Ridge again satisfied the independence criteria for Audit Committee members as set forth in Rule 10A-3(b)(1) of the Exchange Act and NYSE rules and continued to satisfy such independence criteria during the time he served on the Audit Committee.

The chair of our Audit Committee is Mr. Guthrie. Our Board has determined that Mr. Guthrie and Mr. Pimentel are “audit committee financial experts” within the meaning of SEC regulations and, therefore, also satisfy the financial expertise requirements of the NYSE rules. Each member of our Audit Committee is financially literate in accordance with audit committee requirements. In arriving at this determination, our Board has examined each Audit Committee member’s professional experience and the nature of their employment in the corporate finance sector. Our Audit Committee met 11 times during fiscal 2015.

Our Audit Committee oversees our corporate accounting and financial reporting process. The Audit Committee has the following responsibilities, among others things, as set forth in the Audit Committee charter:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of related party transactions;

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;

•	discussing with management and, as appropriate, our independent registered public accounting firm, the Company’s guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures;

•	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Briggs and Guthrie and Ms. Studenmund, each of whom our Board has determined to be independent under the NYSE listing standards, including the enhanced independence for members of the Compensation Committee, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. In addition, Mr. Pimentel and Mr. Cowan, who each served on the Compensation Committee for a portion of 2015, also satisfy the independence requirements under the NYSE listing standards, the “non-employee director” requirements under the Exchange Act, and the “outside director” requirements under the Internal Revenue Code. At the beginning of fiscal 2015, our Compensation Committee consisted of Albert (Rocky) Pimentel as chair, David Cowan and Gary Briggs. Mr. Cowan served on the Compensation Committee until May 2015. Ms. Studenmund was appointed as chair of the Committee on May 12, 2015. Mr. Pimentel continued to serve on the Compensation Committee until October 29, 2015, when the Board appointed Mr. Guthrie to fill the vacancy left by Mr. Pimentel. Our Compensation Committee met 10 times during fiscal 2015.

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee has the following responsibilities, among other things, as set forth in the Compensation Committee’s charter:

•	overseeing the overall compensation philosophy for our company;

•	reviewing and approving the corporate performance goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, and the compensation and other terms of employment of our CEO, and evaluating our CEO’s performance in light of relevant goals and objectives;

•	reviewing and approving the corporate performance goals and objectives of the other members of our senior management, including our executive officers, and the compensation and other terms of employment of the other members of our senior management;

•	reviewing and making recommendations to our Board regarding the compensation of our directors;

•	adopting, amending and administering our incentive compensation plans and equity-based plans;

•	conducting, at least annually, an independence assessment with respect to any compensation consultant or other adviser that provides advice to the Compensation Committee;

•	periodically reviewing and discussing with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” included in our annual proxy statement;

•	preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Nominating & Corporate Governance Committee

Our Nominating & Corporate Governance Committee currently consists of Messrs. Briggs, Guthrie, and Ridge, each of whom our Board has determined to be independent under the NYSE listing standards. The chair of our Nominating & Corporate Governance Committee is Mr. Ridge. Our Nominating & Corporate Governance Committee met five times during fiscal 2015.

Our Nominating & Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our Board. The Nominating & Corporate Governance Committee has the following responsibilities, among other things, as set forth in the Nominating & Corporate Governance Committee’s charter:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	interviewing, evaluating, nominating, and recommending individuals for membership on our Board;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating & Corporate Governance Committee and the adequacy of its charter.

Our Nominating & Corporate Governance Committee will consider persons recommended by stockholders for our Board on the same basis as recommendations by any other party. Stockholders should recommend candidates in writing addressed and delivered to our secretary at our executive offices as set forth in this Proxy Statement, stating the candidate’s name and qualifications. Our

Nominating & Corporate Governance Committee identifies and evaluates candidates for our Board, including candidates recommended by stockholders, based on a number of factors it considers appropriate, as discussed below in the section entitled “Board Composition and Diversity.”

Board Composition and Diversity

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee LifeLock’s business. The Board believes directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Accordingly, the Board and the Nominating & Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and LifeLock’s current and future needs for certain expertise.

All of our directors have held executive positions in business, professional service firms or public service and have experience in dealing with complex issues. We believe that all of our directors are individuals of high caliber and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth below indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Certain qualifications for our independent directors are summarized in the table below:

*	Including year appointed.
**	Ms. Schneider was appointed to the Board effective March 1, 2016.

Board Leadership Structure

From November 2008 to March 2016, Mr. Davis served as our Chief Executive Officer and Chairman of the Board. In accordance with the Company’s Corporate Governance Guidelines, because the positions of Chairman and CEO were held by the same person, the Board appointed Roy Guthrie to serve as Lead Independent Director. As Lead Independent Director, Mr. Guthrie was responsible for establishing the agenda for regular Board meetings along with the Chairman, serving as chairman at Board meetings in the absence of the Chairman, coordinating with the committee chairs regarding meeting agendas and informational requirements, coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman.

On March 1, 2016, Ms. Schneider succeeded Mr. Davis as Chief Executive Officer and continued in her role as President, in accordance with the Board’s succession plan, and also joined our Board. Mr. Davis was appointed as Executive Vice Chairman and remains an executive officer of the Company. In addition, as of March 1, 2016, Mr. Guthrie was appointed as Chairman of the Board. Mr. Guthrie is independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure will benefit the Board and the company by enabling the Chief Executive Officer and President to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters.

Board’s Role in Risk Oversight

Our management is responsible for the day-to-day management of the risks we face. The Board, as a whole and through certain of its committees, has responsibility for the oversight of risk management. The Board and the relevant committees seek to understand and oversee the most critical risks facing LifeLock. The Board does not view risk in isolation, but considers risk as part of its regular consideration of business decisions and business strategy. The Board as a whole has the ultimate responsibility for the oversight of risk management, but has delegated the oversight of certain risks to the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. The Board and the relevant committees review with LifeLock’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in LifeLock’s strategic decisions, the Board and the relevant committees also discuss risk throughout the year in relation to specific proposed actions.

Our committees assist our Board in fulfilling its oversight role in certain areas of risks. Our Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our independent auditor. Our Compensation Committee is responsible for overseeing our overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs. Our Nominating & Corporate Governance Committee oversees governance related risks, such as Board independence, conflicts of interests, and management succession planning.

Board Meetings

During fiscal 2015, we had 26 Board meetings, including meetings of the independent directors only. A significantly greater number of meetings were held in 2015 than in prior years in order to oversee the Federal Trade Commission, or FTC, related claims and oversee our management succession. During fiscal 2015, each of our directors attended at least 75% of the total number of Board meetings and the total number of meetings held by each committee on which such director served, except for Mr. Ridge.

Executive Sessions

We regularly schedule executive sessions in which non-management directors meet without the presence or participation of management. Mr. Guthrie, our Chairman, presides at the executive sessions.

Annual Board Evaluation

Pursuant to the charter of the Nominating and Corporate Governance Committee, it oversees an annual self-evaluation of the Board. In 2015, the Company engaged outside counsel to conduct interviews with each director regarding, among other things, the Board’s membership, structure, performance and areas for improvement. Following the interviews, the results were discussed with the Lead Independent Director and were presented to the full Board.

Annual Meeting Attendance

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our Board on or around the same day as our annual meeting of stockholders. Other than Mr. Krishnan, whose term expired at the 2015 Annual Meeting, and was not nominated for another term, all of our directors who were serving as of the date of the 2015 Annual Meeting, attended the 2015 Annual Meeting.

Director Stock Ownership Guidelines

We adopted stock ownership guidelines, effective March 2016, for our directors that specify certain stock ownership levels for each of our Board members in order to increase alignment of our Board members’ interests with those of our stockholders. Compliance with ownership guidelines is measured based on the market price of our common stock on the first trading day of our then-current fiscal year. These guidelines provide that our non-employee directors are required to own a number of shares with a market value equal to three times annual base cash retainer for directors. Directors must meet these guidelines by the later of (i) March 21, 2021 or (ii) five years after the date such person is appointed or elected as a director, as applicable, absent unforeseen hardship. At the time of adoption, each of our directors had time remaining to satisfy the stock ownership requirements under our stock ownership guidelines. Our executive officers also are subject to stock ownership guidelines, as described further in this Proxy Statement under the section titled “Compensation Discussion and Analysis.”

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our Board or with an individual member of our Board, the chair of our Board committees, and the independent directors as a group, may do so by writing to our Board or to the particular member or members of our Board, and mailing the correspondence to our Secretary at LifeLock, Inc., 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281. All such stockholder communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

Compensation Committee Interlocks and Insider Participation

Messrs. Briggs, Cowan, Guthrie and Pimentel and Ms. Studenmund served as the members of our Compensation Committee during all or portions of 2015. None of Messrs. Briggs, Cowan, Guthrie or Pimentel or Ms. Studenmund are or have been at any time an officer or employee of the Company. Todd Davis and David Cowan served during the last year on the Board and compensation committee of Vimo, Inc., of which Mr. Krishnan is the Chief Executive Officer. None of our executive officers currently serves, or, other than as disclosed above, has served during the last year, as a member of the

Board or compensation committee of any entity that has one or more of its executive officers serving on our Board or our Compensation Committee. Mr. Krishnan’s term as a director of our company expired at the 2015 Annual Meeting.

Please see “Certain Relationships and Related Party Transactions – Investors’ Rights Agreement” regarding a related party transaction involving the Company and Bessemer Venture Partners, or BVP. Mr. Cowan is an affiliate of BVP.

Availability of Corporate Governance Information

Our Board has adopted charters for our Audit, Compensation, and Nominating & Corporate Governance Committees describing the authority and responsibilities delegated to the Committee by our Board. Our Board has also adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. We post on our website, at investor.lifelock.com, the charters of our Audit, Compensation, and Nominating & Corporate Governance Committees, our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and any amendments or waivers thereto, and any other corporate governance materials required by SEC or NYSE regulations to be posted to our website. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at LifeLock, Inc., 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281.

DIRECTOR COMPENSATION

We compensate our non-employee directors with a combination of cash and equity. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

For fiscal 2015, we paid each of our non-employee directors an annual cash retainer of $35,000.* Payments to our directors are prorated for service provided for partial years. In addition, for fiscal 2015, we compensated the members of our Board for service on our committees as follows:

•	the chair of our Audit Committee received an annual cash retainer of $20,000 for such service, and each of the other members of the Audit Committee received an annual cash retainer of $8,000;

•	the chair of our Compensation Committee received an annual cash retainer of $10,000 for such service, and each of the other members of the Compensation Committee received an annual cash retainer of $5,000; and

•	the chair of our Nominating & Corporate Governance Committee received an annual cash retainer of $7,500 for such service, and each of the other members of the Committee received an annual cash retainer of $3,000.

For fiscal 2015, each new non-employee director received an initial stock option grant to purchase 50,000 shares of our common stock, which vests monthly over a four-year period, and each non-employee director that served on our Board for at least six months received an annual grant of

*	In addition, Roy A. Guthrie received $16,237 in 2015 for his service as Lead Independent Director.

restricted stock units, or RSUs, having a value on the date of grant equal to $150,000, 25% of which vest each quarter over one year from the date of grant. We also reimbursed each director for travel and related expenses incurred in connection with attendance at Board and committee meetings.

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		Total
Gary S. Briggs	$43,000	$150,000	(3)	$193,000
David Cowan	36,828	150,000	(3)	186,828
Roy A. Guthrie	75,111	150,000	(3)	225,111
Srinivasan Krishnan(2)	12,137	—		12,137
Albert A. (Rocky) Pimentel	48,942	150,000	(3)	198,942
Thomas J. Ridge	45,425	150,000	(3)	195,425
Jaynie Miller Studenmund	33,767	458,500	(4)	492,263

(1)	The amounts in this column reflect the aggregate grant date fair value of stock awards granted to our non-employee directors during fiscal 2015, computed in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our non-employee directors from their stock awards. The table below provides information with respect to the outstanding stock awards held by each of our non-employee directors as of December 31, 2015.
(2)	Mr. Krishnan’s term expired at the 2015 annual meeting of stockholders held on May 5, 2015 and he was not nominated for another term.
(3)	In May 2015, we granted 9,836 RSUs with an aggregate grant date fair value of $150,000, 25% of which vest each quarter over one year from the date of grant.
(4)	Upon her appointment to the Board, Ms. Studenmund was granted an option to purchase 50,000 shares of our common stock in May 2015 with an aggregate grant date fair value of $308,500. The shares subject to the option vest monthly over a four-year period. In addition, in December 2015, she was granted 9,836 RSUs with an aggregate grant date fair value of $150,000, 25% of which vest each quarter over one year from the date Ms. Studenmund joined the Board.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2015:

Name	Option Awards	Stock Awards
Gary S. Briggs	47,000	4,918
David Cowan	47,000	4,918
Roy A. Guthrie	47,000	4,918
Srinivasan Krishnan(1)	104,376	—
Albert A. (Rocky) Pimentel	100,000	4,918
Thomas J. Ridge	83,111	4,918
Jaynie Miller Studenmund	50,000	5,289

(1)	As of March 15, 2016, Mr. Krishnan did not hold any outstanding option awards.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Nominating & Corporate Governance Committee has recommended, and the Board has nominated, the three Class I nominees named below for election to the Board at the Annual Meeting. In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Todd Davis, David Cowan and Jaynie Miller Studenmund, and their terms will expire at the Annual Meeting;

•	the Class II directors are Albert A. (Rocky) Pimentel and Thomas J. Ridge, and their terms will expire at the annual meeting of stockholders to be held in 2017; and

•	the Class III directors are Gary S. Briggs, Roy A. Guthrie, and Hilary A. Schneider, and their terms will expire at the annual meeting of stockholders to be held in 2018.

Our Board has nominated Todd Davis, David Cowan and Jaynie Miller Studenmund for election as Class I directors at the Annual Meeting. Each Class I director elected at the Annual Meeting will serve a three-year term expiring at the annual meeting of stockholders to be held in 2019 or until their respective successors have been duly elected and qualified.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the other continuing members of our Board.

Nominees for Class I Director

David Cowan Director since 2006 Partner, Bessemer Venture Partners 50 years old	Since August 1996, Mr. Cowan has served as a Partner of Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan is also a director of several private companies and was formerly a director of Keynote Systems, Inc. Mr. Cowan holds an A.B. in Computer Science and Mathematics and an M.B.A. from Harvard University. We believe Mr. Cowan’s qualifications to serve as a director of our company include his experience as a director of technology companies and his background in the venture capital industry, including investments in network technology, infrastructure SaaS, consumer Internet, and cyber-security.

Todd Davis Director since 2005 Executive Vice Chairman of the Board, Co-Founder 48 years old	Mr. Davis co-founded LifeLock in April 2005 and served as our Chief Executive Officer until March 2016. He has served as Executive Vice Chairman since March 2016 and as a member of our Board since April 2005. He served as the Chairman of our Board from November 2008 to March 2016 and served as our President from March 2009 to September 2012. Prior to LifeLock, Mr. Davis served on the executive management team of multiple technology start-up companies. Mr. Davis holds a B.B.A. in Entrepreneurship and Management from Baylor University. We believe Mr. Davis’ qualifications to serve as Executive Vice Chairman of our Board include his expertise and vast experience on the topic of identity theft protection and the intimate knowledge of our business and operations that he has accumulated as our Executive Vice Chairman and former Chief Executive Officer.

Jaynie Miller Studenmund Director since May 2015 Former Chief Operating Officer, Overture Services, Inc. 61 years old	Ms. Studenmund has served as a director for Pinnacle Entertainment, a gaming entertainment company, since March 2012, and as a director for CoreLogic, a business analytics company, since July 2012. From July 2007 to February 2014, Ms. Studenmund was a director of Orbitz Worldwide, Inc., an online travel company. Ms. Studenmund has served as a director for several public funds, as well as other funds for Western Asset Management, a major fixed income fund, since 2004, and as a director of Forest Lawn Memorial Parks, an industry-leading memorial parks provider, since 2002. Ms. Studenmund is also a director of Huntington Memorial Hospital, a regional teaching hospital in Pasadena, California. From January 2001 to January 2004, Ms. Studenmund was Chief Operating Officer of Overture Services, Inc., a pioneer of paid search, acquired by Yahoo! Inc. in 2004. From February 2000 to January 2001, she was President and Chief Operating Officer of PayMyBills.com, a leading online bill management company. Before becoming an executive in the internet business, she was an executive in the financial services industry, primarily at First Interstate Bank, now known as Wells Fargo, where she was Executive Vice President and head of retail banking. Ms. Studenmund holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard University. We believe Ms. Studenmund’s qualifications to serve as a director of our company include her extensive experience as a senior executive and as a director provide our Board with broad operational expertise and insights that are valuable to the Board in the areas of compensation, corporate governance and other Board functions.

Continuing Directors

Gary S. Briggs Director since August 2013 Chief Marketing Officer, Facebook, Inc. 53 years old	Mr. Briggs served as a consultant to our company from April 2013 to August 2013. Since August 2013, Mr. Briggs has served as Chief Marketing Officer of Facebook, Inc., a social media company. Mr. Briggs served as an advisor to the Chief Executive Officer of Motorola Mobility LLC, a subsidiary of Google, Inc., from January 2013 to August 2013. Following Google’s acquisition of Motorola Mobility, Mr. Briggs served as Senior Vice President, Marketing for Motorola Mobility from May 2012 to January 2013. From October 2010 to May 2012, Mr. Briggs served as Vice President of Consumer Marketing for Google. Prior to joining Google, Mr. Briggs served as Chief Executive Officer of Plastic Jungle, Inc., a gift card startup company, from December 2008 to October 2010. From February 2002 to April 2008, Mr. Briggs was at eBay Inc., an e-commerce company, holding various positions, including Vice President of Consumer Marketing, General Manager of eBay Canada, Global Marketing Head of PayPal, and Chief Marketing Officer for eBay North America. From June 1999 to January 2002, Mr. Briggs served as Co-Founder and Chief Marketing Officer of OurHouse, Inc., a start-up company that was partially acquired by Amazon. Earlier in his career, Mr. Briggs served as Director, Brand Strategy of IBM from June 1997 to June 1999 and worked at PepsiCo, Inc. from August 1993 to June 1997. Mr. Briggs served as a director for Rainmaker Systems, Inc. from 2010 to July 2013. Mr. Briggs holds a B.A. in Political Science and American Civilization from Brown University and an M.B.A. from J.L. Kellogg Graduate School of Management, Northwestern University. We believe Mr. Briggs’ qualifications to serve as a director of our company include his prior executive leadership roles and his experience in the technology industry.

Roy A. Guthrie Director since October 2012 Former Executive Vice President and Chief Financial Officer, Discover Financial Services 62 years old	Mr. Guthrie served as Executive Vice President and Chief Financial Officer of Discover Financial Services, a financial services company, from July 2005 to April 2011. Mr. Guthrie also served as a director of Discover Bank, a subsidiary of Discover Financial Services, from June 2006 to January 2012. Prior to joining Discover Financial Services, Mr. Guthrie served as President and Chief Executive Officer of CitiFinancial International, LTD, a Consumer Finance Business of Citigroup, from September 2000 to July 2004, and he also served on Citigroup’s Management Committee throughout this period. From September 2000 to September 2001, Mr. Guthrie served as the President and Chief Executive Officer of CitiCapital. Mr. Guthrie served as Chief Financial Officer of Associates First Capital Corporation, a consumer finance company, from March 1996 to September 2000, while it was a public company, and served as a member of its Board from March 1998 to September 2000. Prior to this, Mr. Guthrie served in various positions at Associates First Capital Corporation, including serving as its Corporate Controller from 1989 to 1996. Mr. Guthrie is a director of Nationstar Mortgage Holdings Inc., Synchrony Financial, Inc., and OneMain Holdings. Mr. Guthrie also served as a director of Garrison

Capital, Inc. from 2011 to September 2015. Mr. Guthrie holds a B.A. in Economics from Hanover College and an M.B.A. from Drake University. We believe Mr. Guthrie’s qualifications to serve as a director of our company include his expertise in consumer finance and accounting, his experience as a Chief Financial Officer of two publicly traded companies, and his experience as an executive officer and director of other publicly traded companies.

Albert A. (Rocky) Pimentel Director since August 2011 Executive Vice President, Seagate Technology PLC 60 years old	Mr. Pimentel is an Executive Vice President for Seagate Technology PLC, one of the world’s largest manufacturers of storage devices. Mr. Pimentel has served in various executive positions at Seagate, including as President, Global Markets & Customers from October 2013 until January 2016, and Executive Vice President, Chief Sales & Marketing Officer from April 2011 until October 2013. Mr. Pimentel has served as a board member of Xilinx Corporation since August 2010, and as a board member of Imperva, since June 2010. From May 2008 to August 2010, Mr. Pimentel served as the Chief Operating Officer and Chief Financial Officer for McAfee, Inc., a leading company in the field of consumer and enterprise digital security products. Mr. Pimentel holds a B.S. in Commerce from Santa Clara University. He is a Certified Public Accountant, inactive, in the State of California. We believe Mr. Pimentel’s qualifications to serve as a director of our company include his financial and operational expertise through his service as a public company chief financial officer and his significant leadership experience due to his role as a senior executive with many companies.

Thomas J. Ridge Director since March 2010 President and Chief Executive Officer, Ridge Global, LLC First Secretary, U.S. Department of Homeland Security 70 years old	Mr. Ridge is the co-founder of Ridge Schmidt Cyber, a cyber security strategic advisory firm, since March 2013. Mr. Ridge has served as President and Chief Executive Officer of Ridge Global, LLC, Washington, D.C., a global strategic consulting company, since July 2006. In April 2010, Mr. Ridge became a partner in Ridge Policy Group, Harrisburg, Pennsylvania and Washington, D.C., a bi-partisan, full-service government affairs and issue management group. From October 2001 to February 2005, Mr. Ridge was Secretary of the U.S. Department of Homeland Security. Prior to his service as Secretary of Homeland Security, Mr. Ridge was Governor of Pennsylvania from 1995 to 2001. Mr. Ridge is a director of The Hershey Company, Safety Quick Lighting & Fans Corp., and Public Finance Management, Inc. Mr. Ridge was formerly a director of Geospatial Holdings, Inc., Home Depot, Inc., Vonage Holdings Corp., Exelon Corporation, Brightpoint Inc., FS Investment Corporation and Chart Acquisition Corp. Mr. Ridge holds a Bachelor’s degree from Harvard

University and a J.D. from The Dickinson School of Law of The Pennsylvania State University. We believe Mr. Ridge’s qualifications to serve as a director of our company include his vast experience in both government and industry and his service on other public company boards.

Hilary A. Schneider Director since March 2016 Chief Executive Officer and President 54 years old	Ms. Schneider has served as our President since September 2012 and as our Chief Executive Officer since March 2016. Since May 2011, Ms. Schneider has served as a Senior Advisor for TPG Capital, a global investment firm. Ms. Schneider served as Executive Vice President of Yahoo!, a multinational technology company, from March 2010 to April 2011, including as Executive Vice President of Yahoo! Americas from March 2010 to October 2010. She joined Yahoo! in 2006 when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from 2002 through 2005, where she was Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company’s overall newspaper and online business. Before joining Knight Ridder, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications, from 2000 through 2002, overseeing Red Herring Magazine, www.RedHerring.com, and Red Herring’s events unit. Ms. Schneider also held numerous roles at Times Mirror from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider is a director of Vail Resorts, Inc., RentPath, Inc. and Water.org. Ms. Schneider holds a B.A. in Economics from Brown University and an M.B.A. from Harvard Business School. We believe Ms. Schneider’s qualifications to serve as a director of our company include her expertise on the topic of identity theft protection and the intimate knowledge of our business and operations that she has accumulated as our President and Chief Executive Officer.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the three nominees who receive the highest number of affirmative votes will be elected as the Class I directors. Abstentions and broker non-votes will have no effect on the outcome of the election.

In the event any nominee is unable to serve as director or if any other unforeseen contingencies should arise, our Board may designate a substitute nominee. If our Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our Board. Each person nominated for election has agreed to serve if elected, and our Board has no reason to believe that any of its nominees will refuse or be unable to accept election.

Our board of directors recommends that you vote “FOR” the election of each of the director nominees named herein.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with section 14A of the Exchange Act (15 U.S.C. 78n-1), recent legislation and the rules of the SEC, we are providing stockholders with a non-binding advisory vote to approve the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote and gives our stockholders the opportunity to express their views on the compensation of our named executive officers by voting on the non-binding resolution below. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, which discuss our executive compensation policies and procedures and our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. Our Compensation Committee and Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. The Company’s current policy is to hold a say on pay vote each year, and we expect to hold another advisory vote with respect to executive compensation at the 2017 annual meeting.

Vote Required

You may vote “for” or “against” the foregoing resolution, or you may “abstain.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this Proxy Statement.

Approval of this proposal requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors recommends that you vote “FOR” the approval, on an advisory basis, of the following resolution, which will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion, and related matters.”

PROPOSAL NO. 3

APPROVAL OF THE SENIOR EXECUTIVE BONUS PLAN

We are asking our stockholders to approve the Senior Executive Bonus Plan, which is intended to increase stockholder value and the success of the Company by motivating eligible executives to achieve our financial, strategic and operating objectives in order to be eligible to earn a cash bonus, as determined by the Compensation Committee. If approved by our stockholders, the Senior Executive Bonus Plan would permit us to receive a full federal income tax deduction for compensation (if any) paid under the Senior Executive Bonus Plan that qualifies as “performance based compensation” under Section 162(m) of the Internal Revenue Code, or Section 162(m). Our Compensation Committee approved the Senior Executive Bonus Plan in March 2016, subject to the approval of our stockholders at the Annual Meeting. Our Board unanimously recommends that our stockholders vote for the approval of the Senior Executive Bonus Plan.

Stockholder approval is not required for the Company to be able to offer bonuses or other cash incentives to its employees. However, under Section 162(m), the Company may not receive a federal income tax deduction for compensation (including bonuses) paid to the Company’s Chief Executive Officer or any of the three other most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives total compensation of more than $1 million in any one year. Notwithstanding that general rule, if the compensation qualifies as “performance-based” under Section 162(m), we may be eligible to receive a full federal income tax deduction for the compensation, even if total compensation to an affected employee otherwise is more than $1 million during a single year. The Senior Executive Bonus Plan allows the Company the opportunity to choose to pay cash incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible on the Company’s federal income tax return under current law. In order for the potential cash compensation to qualify as performance-based, the plan under which the compensation is paid must (among other things) be approved by stockholders. Therefore, we are asking stockholders to approve the Senior Executive Bonus Plan at the Annual Meeting. If stockholders do not approve the Senior Executive Bonus Plan, we will not use the Senior Executive Bonus Plan and it will be terminated. However, if that happens, we may choose to pay bonuses or other incentives outside of the Senior Executive Bonus Plan, which payments (if any) may not qualify for tax deductibility to the Company.

The following paragraphs provide a summary of the principal features of the Senior Executive Bonus Plan and its operation. The Senior Executive Bonus Plan is set forth in its entirety as Appendix A to this Proxy Statement. This summary is qualified in its entirety by reference to Appendix A.

Purpose

The purpose of the Senior Executive Bonus Plan is to increase stockholder value and the success of the Company by motivating eligible executives to achieve the Company’s financial, strategic, and operating objectives. The Senior Executive Bonus Plan provides executives with the ability to earn cash incentive awards for the achievement of goals relating to the performance of the Company and its business units.

Eligibility to Participate

The Compensation Committee will be the administrator of the Senior Executive Bonus Plan. The Compensation Committee selects the executives of the Company and its affiliates who will be eligible to earn a cash incentive award under the Senior Executive Bonus Plan. The Compensation Committee also may select as eligible to earn a cash award under the Senior Executive Bonus Plan any other individuals who may become executives of the Company and its affiliates during the applicable period over which performance is measured with respect to an award. We refer to these executives and other individuals selected by the Compensation Committee to participate in the Senior Executive Bonus Plan as participants under this proposal. The actual number of participants during any particular year cannot be determined in advance, as the management composition may change, and such selection will be determined by the Compensation Committee. For the 2016 fiscal year, 11 executives have been selected as participants in the Senior Executive Bonus Plan.

Target Awards and Performance Goals

Under the Senior Executive Bonus Plan, the Compensation Committee assigns each participant a target award and establishes the performance goal or goals for a performance period in writing. The target awards will be expressed as a percentage of the participant’s base salary, a fixed dollar amount, or based on a formula or formulas, as determined by the Compensation Committee.

Each performance period may last for a period that is at least one fiscal quarter but no longer than three fiscal years (or twelve consecutive, fiscal quarters). For each performance period, the Compensation Committee will establish one or more performance goals applicable to an award under the Senior Executive Bonus Plan. The performance goals established by the Compensation Committee may require performance achievement for one or more of:

•	Earnings,

•	Member metrics,

•	Revenue, and

•	Total shareholder return.

The Compensation Committee may choose to set performance goals: (1) in absolute terms, (2) in combination with one or more performance goals, (3) in relative terms (including, but not limited to, comparison of the Company’s results for other periods of time against other objective metrics, and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company (including on a per-share or per-capita basis), (5) against the performance of the Company as a whole or a specific business unit or units (including acquired business units), business segment or segments, or product or products, of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP adjusted or unadjusted basis. For example, the Compensation Committee could determine that awards may be earned for a particular performance period for the achievement of a specified level or levels for Earnings calculated before interest, taxes, depreciation and amortization (in other words, EBITDA). As another example, the Compensation Committee could determine that awards may be earned for a performance period for the achievement of a goal or goals for Earnings divided by the number of shares of Company common stock that are outstanding (in other words, earnings per share or EPS).

In setting the performance goals, the Compensation Committee also will determine whether any elements or items (for example, the effect of mergers, acquisitions and/or dispositions) will be included in or excluded from the performance goal calculations as well as whether any performance goal will be calculated in accordance with the Company’s financial statements, or on a GAAP basis or as adjusted for certain costs, expenses, gains and losses on a non-GAAP basis.

Actual Awards

After a performance period ends, the Compensation Committee will certify the extent to which the pre-established performance goal or goals actually were achieved or exceeded. The actual award payable to a participant is determined using a pre-established formula that increases or decreases the participant’s target award based on the level of actual performance certified by the Compensation Committee. However, the Senior Executive Bonus Plan limits actual awards to a maximum of $5,000,000 per person for all performance periods ending during a fiscal year of the Company.

The Compensation Committee has discretion to reduce or eliminate (but not to increase) the actual award of any participant and to determine whether a participant will receive an actual award in the event the participant’s employment with the Company terminates before the payment date of the actual award. The Compensation Committee, in its discretion, may adjust performance goals (or actual performance versus the performance goal) for certain business, financial, and/or legal effects set forth in the Senior Executive Bonus Plan, so long as any such adjustment would not be expected to jeopardize the qualification of an actual award (discussed below) as performance-based compensation under Section 162(m). The Senior Executive Bonus Plan provides that the Committee may require a participant to forfeit, return or reimburse to the Company all or a portion of any actual award paid under the Senior Executive Bonus Plan in accordance with any then effective Company compensation clawback or recovery policy as amended from time to time.

Any actual awards that become payable under the Senior Executive Bonus Plan will be paid in cash in a single lump sum no later than sixty (60) days after the end of the fiscal year in which the applicable performance period ended. The Compensation Committee also may choose to pay bonuses or other compensation to Senior Executive Bonus Plan participants outside of the Senior Executive Bonus Plan on terms established by the Compensation Committee from time to time. Any such bonuses or other compensation may not qualify as performance based under Section 162(m).

Administration

Our Compensation Committee will administer the Senior Executive Bonus Plan, unless and until our Board chooses a different committee of members of our Board to administer the Senior Executive Bonus Plan consisting of not less than two directors. Members who comprise any committee administering the Senior Executive Bonus Plan must qualify as “outside directors” under Section 162(m). Subject to the terms of the Senior Executive Bonus Plan, our Compensation Committee (or other Committee) administering the Senior Executive Bonus Plan has sole discretion to:

•	select the individuals who will be eligible to receive awards;

•	determine the terms and conditions of awards;

•	interpret the provisions of the Senior Executive Bonus Plan and awards thereunder;

•	adopt procedures and subplans that are necessary or appropriate to permit participation in the Senior Executive Bonus Plan for executives who are non-U.S. nationals or employed outside of the U.S.; and

•	adopt, interpret, amend, and revoke any rules for the administration, interpretation and application of the Senior Executive Bonus Plan consistent with the terms of the Senior Executive Bonus Plan.

The authority and powers under the Senior Executive Bonus Plan may be delegated to one or more members of our Board and/or officers of the Company, provided that the delegation be intended not to jeopardize the qualification of an actual award as performance based under Section 162(m).

Tax Effects of the Senior Executive Bonus Plan

The Senior Executive Bonus Plan is intended to permit the payment of bonuses that qualify as “performance based” compensation under Section 162(m). Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of our other three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in any one year. However, “performance based” compensation that qualifies under Section 162(m) is exempt from this $1,000,000 limitation. The Senior Executive Bonus Plan allows the Company the opportunity to choose to pay incentive compensation that is intended to be performance based and therefore potentially fully tax deductible on the Company’s federal income tax return (subject to future changes in tax laws and other circumstances). The Company also may choose to pay other or additional compensation outside of the Senior Executive Bonus Plan that is not intended to qualify as performance based compensation (and that, therefore, may not be tax deductible for the Company). For example, base salaries do not qualify as performance based compensation and any bonuses paid outside of the Senior Executive Bonus Plan likely would not qualify as performance-based compensation.

Amendment and Termination of the Senior Executive Bonus Plan

The Board generally may amend or terminate the Senior Executive Bonus Plan at any time and for any reason.

Bonuses Paid to Certain Individuals and Groups

Awards (if any) under the Senior Executive Bonus Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. The Compensation Committee has established a 12 month performance period under the Senior Executive Bonus Plan for our 2016 fiscal year. For the 2016 performance period, the Compensation Committee determined that an aggregate bonus pool will be created for participants equal to 1.7% of the Company’s gross profit (calculated as Earnings before operating expenses, interest and taxes). Each participant will be assigned a percentage of the aggregate pool (if any) that is created by this formula. If no gross profit is achieved, no awards will be paid under the Senior Executive Bonus Plan for the 2016 performance period. Assuming that gross profit is achieved and that a bonus pool actually is created, each participant will become eligible to potentially receive an award that is up to (but not more than) the award indicated by his or her percentage of the actual pool created. However, the Compensation Committee intends to assess the achievement of additional performance goals set by the

Compensation Committee for the 2016 performance period and to use the achievement of these additional performance goals as a basis to reduce (but in no event to increase) the award otherwise indicated by the pool formula. Thus, depending on the level of gross profit achieved and the size of the pool created, it is unlikely that participants will be paid the full amount of their percentages of the pool. For the 2016 performance period, the Compensation Committee determined that the strategic performance goals would require achievement of levels of revenue, adjusted EBITDA and net new members.

The following table sets forth the target bonuses for the 2016 performance period for the persons and groups shown below, based on each participant’s current base salary. The target bonus is the amount that the Compensation Committee currently expects to pay the participant assuming exactly one hundred percent (100%) achievement of the applicable secondary performance goals for the 2016 performance period and that the bonus pool created from gross profit is sufficient to pay the total of all target bonuses. There is no guarantee that the amounts shown below actually will be paid nor that any amounts at all will be paid for the 2016 performance period. Actual awards (if any) under the Senior Executive Bonus Plan for fiscal year 2016 may be higher or lower than the award set forth below, depending on the level of actual performance attained against target levels set with respect to the applicable secondary performance goals, the participant’s actual base salary and the size of the pool created (if any). For the 2016 performance period, Ms. Schneider (our Chief Executive Officer) has a maximum award of 30% of the pool and each other participant has a maximum award of 17.5% of the pool. In addition, even if a sufficient pool is created and the secondary performance goals are fully achieved at target levels, the Compensation Committee has discretion to reduce or eliminate (but not increase) each participant’s actual award. In no event will the actual award (if any) payable pursuant to the actual achievement of secondary performance goals exceed the maximum award for which the participant may become eligible as a result of the primary performance goal being achieved. Our executive officers are eligible to receive awards under the Senior Executive Bonus Plan and therefore, our executive officers have an interest in this proposal.

Name of Individual or Group	Target Award(1)
Todd Davis Executive Vice Chairman	$100,000
Hilary A. Schneider Chief Executive Officer and President	$500,000
Chris G. Power(2) Chief Financial Officer	$0
Schwark Satyavolu(3) Executive Vice President, Technology	$0
Ty Shay Chief Marketing Officer	$193,125
All executive officers, as a group(4)	$1,035,000
All directors who are not executive officers, as a group(5)	$0
All employees who are not executive officers, as a group(6)	$1,064,850

(1)	The Senior Executive Bonus Plan limits actual awards to a maximum of $5,000,000 per person for all performance periods ending during a fiscal year.
(2)	Mr. Power will not participate in the Senior Executive Bonus Plan. However, as discussed elsewhere in this Proxy Statement, if Mr. Powers meets certain conditions specified under his revised Employment Agreement, he will be entitled to a pro-rated bonus based for 2016 paid outside of the Senior Executive Bonus Plan. Mr. Powers’ target bonus before pro-ration is $248,300.
(3)	Mr. Satyavolu no longer is an employee of the Company and is not eligible to participate in the Senior Executive Bonus Plan.

(4)	Consists of four executive officers who were selected by the Compensation Committee as participants under the Senior Executive Bonus Plan for the Company’s 2016 fiscal year.
(5)	The individuals in this group are not eligible to participate in the Senior Executive Bonus Plan.
(6)	Consists of seven individuals who were selected by the Compensation Committee as participants under the Senior Executive Bonus Plan for the Company’s 2016 fiscal year.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the effect of a vote “against” the approval of the Senior Executive Bonus Plan. Broker non-votes will have no effect on the outcome of the vote.

Our board of directors recommends that you vote “FOR” the approval of the Senior Executive Bonus Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young LLP has been engaged as our independent registered accounting firm since 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our Board, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this appointment, our Audit Committee and Board will reconsider whether or not to continue to retain the firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of our company and its stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of the aggregate fees for audit and other professional services performed by Ernst & Young LLP for the fiscal years ended December 31, 2015 and 2014:

	2015	2014
Audit fees(1)	$725,310	$899,196
Audit-related fees(2)	76,300	168,338
Tax fees(3)	138,106	158,506

Total	$939,716	$1,226,040

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements and internal controls over financial reporting, (ii) reviews of our interim quarterly condensed consolidated financial statements, (iii) services rendered in connection with our Form S-8 filings, (iv) comfort letters, consents, and other items related to Securities and Exchange Commission matters and (v) accounting consultations.
(2)	These are fees for assurance and related services and consisted primarily of due diligence and consultations regarding proposed transactions and accounting matters not related to the annual audit.
(3)	Tax fees consist primarily of tax consultation services.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been delegated to the chair of our Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

All of the services provided by Ernst & Young LLP described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Vote Required

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

Our board of directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

MANAGEMENT

The following table sets forth information regarding our executive officers as of March 15, 2016:

Name	Age	Position
Hilary A. Schneider	53	Chief Executive Officer and President
Todd Davis	48	Executive Vice Chairman
Douglas Jeffries	59	Chief Administrative Officer
Chris G. Power	52	Chief Financial Officer
Sharon Segev	43	Executive Vice President, General Counsel and Secretary

Hilary A. Schneider’s biography is set forth under the heading “Proposal No. 1 – Election of Directors – Continuing Directors” above.

Todd Davis’ biography is set forth under the heading “Proposal No. 1—Election of Directors—Nominees for Class I Director” above.

Douglas Jeffries has served as our Chief Administrative Officer since March 2016. Prior to joining LifeLock, he served as Chief Financial Officer of Xero, a New Zealand-based software company. From December 2012 through March 2015, he served as the Chief Financial Officer of RetailMeNot, Inc., a marketing services company. From October 2010 to June 2012, Mr. Jeffries served as Executive Vice President & Chief Financial Officer of Taleo Corporation, a database vendor, where he helped guide the company through its acquisition by Oracle. Previously, he worked as Chief Financial Officer at Palm, Inc. from December 2008 through the completion of the acquisition of Palm by Hewlett Packard Company in August 2010. He holds an M.B.A. from the University of Southern California and a B.S. in accounting from California State University, Chico.

Chris G. Power has served as our Chief Financial Officer since January 2011. From March 2009 until September 2010, Mr. Power served as the Chief Financial Officer and Chief Operating Officer of NetQuote, Inc., an insurance lead provider for insurance agents. Mr. Power served as Senior Vice President, Chief Financial Officer, and Treasurer of Salary.com, Inc., a provider of compensation-related resources, from January 2008 to May 2008. From April 2002 to August 2007, Mr. Power served in various senior finance roles at Monster Worldwide, Inc., a provider of global online employment solutions, including as Chief Financial Officer—Global Operations from March 2005 to August 2007, Chief Financial Officer for Monster Worldwide North America operations from February 2003 to February 2005, and Chief Financial Officer of the Monster North America division from April 2002 until January 2003. Prior to joining Monster Worldwide, Inc., Mr. Power spent 14 years with Nortel Networks, a global Internet and telecommunications equipment and services provider. Mr. Power is a director of Delivery Agent, Inc., an advertising company. Mr. Power holds a B.A. in Commerce and Economics and an M.B.A. from the University of Toronto.

Sharon Segev has served as our Executive Vice President, General Counsel and Secretary since January 2016. Prior to joining LifeLock, Ms. Segev served as Vice President, Corporate Development, General Counsel and Secretary of Elo Touch Solutions, Inc., a touch technology solutions provider, from July 2012 to December 2015. In that role, she was in charge of all worldwide legal operations, including strategic transactions, corporate governance, compliance, regulatory issues, employment, finance, intellectual property, commercial transactions, supply chain and litigation, as well as all corporate development initiatives. Prior to Elo Touch Solutions, Ms. Segev served in various senior leadership roles at Cadence Design Systems, an electronic design automation company, from September 2005 to June 2012, including Vice President and Associate General Counsel from October 2008 to June 2012. Prior to Cadence Design Systems, Ms. Segev was an associate at Gibson, Dunn & Crutcher LLP. Ms. Segev holds degrees in law and accounting from Tel-Aviv University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and the material components of our executive compensation program for our named executive officers in fiscal 2015, or the named executive officers. In addition, we explain how and why our Compensation Committee arrived at the specific compensation policies and decisions involving our named executive officers during fiscal 2015. For fiscal 2015, our named executive officers were Todd Davis, who served as Chief Executive Officer, or CEO in through March 1, 2016, Chris G. Power, Chief Financial Officer, or CFO; and the three most highly compensated executive officers other than the CEO and CFO, Hilary A. Schneider, who served as President through March 1, 2016, Schwark Satyavolu, who served as Executive Vice President, Product and Technology through February 19, 2016 and Ty Shay, Chief Marketing Officer. Messrs. Satyavolu and Shay joined the Company in February and March 2015, respectively.

In this Compensation Discussion and Analysis section, in addition to the discussion of our 2015 executive compensation program as noted above, we also briefly discuss certain transitions of our executive officers in 2015 and 2016, as well as our recent adoption of several corporate governance measures following fiscal 2015. We have included a discussion of these actions to provide additional information to stockholders with respect to the relevant executive decisions that were driven by LifeLock’s transformation that began in 2015 and that continue in 2016, as well as to inform our stockholders of our continuing focus on good corporate governance practices.

Key Performance Highlights

In 2015, LifeLock delivered another strong year of financial performance across our key metrics. In the fourth quarter of 2015, LifeLock was able to complete its 43rd consecutive quarter of sequential growth in revenue and cumulative ending members. LifeLock continues to innovate and invest in its next generation suite of products to address the constantly evolving demands and challenges of identity theft protection, management and remediation services for consumers and consumer risk management services for enterprises. Outlined below are a few highlights of LifeLock’s performance during fiscal 2015:

•	Revenue Growth: Under the leadership of our executives, LifeLock’s 2015 year-over-year revenue growth was more than 20%. LifeLock’s sequential revenue growth is illustrated below:

•	Member Metrics: LifeLock enrolled approximately 1.3 million gross new members during fiscal 2015, up from approximately 1.2 million during fiscal 2014, driven primarily by the success of our marketing campaigns, product enhancements, increased media attention to large data breaches, and growth in our employee benefits channel. LifeLock also increased its cumulative ending member base by approximately 16% in fiscal 2015 relative to fiscal 2014, and increased sales, especially in its employee benefits offerings. From December 2013 to December 2015, our cumulative number of members has grown by more than 30%, from 3 million to 4.2 million (as illustrated in the chart below).

•	Non-GAAP Adjusted EBITDA Growth: For fiscal 2015, LifeLock’s non-GAAP adjusted EBITDA was $72.3 million, compared with $55.5 million for fiscal 2014, a 30% increase. For a full reconciliation of adjusted EBITDA, please see page 46 of our Annual Report on Form 10-K for fiscal 2015 accompanying this proxy statement.

•	Other Key Performance Considerations: In 2015 LifeLock faced some difficult challenges resulting from certain FTC and related litigation matters as previously announced by the Company. Despite those challenges LifeLock continued to demonstrate growth in key financial and member metrics as noted above.

•	Share Buyback: In fiscal 2015, LifeLock announced its intent to repurchase shares with $100 million in value by the end of fiscal 2016. As part of this repurchase program, in the first quarter of 2016, the Company entered into an accelerated share repurchase agreement with Bank of America, pursuant to which we repurchased $50 million and received an initial delivery of 4.2 million shares on February 17, 2016.

Fiscal 2015 Business Focus and Organization

LifeLock competes for executive talent in a fast-evolving product and technology market. The Company has continued to focus on technology innovation, which it believes is necessary to maintain its leadership position as a provider of identity theft protection services for consumers and consumer risk management services for enterprises, in a rapidly changing and competitive landscape. Accordingly, the Company believes that its success and the continued achievement of its business objectives depends on its ability to attract, motivate and retain highly qualified and talented executives. In fiscal 2015, we implemented several changes at the senior management level and expanded our recruiting efforts in the technology sector, which resulted in a significant increase in hires in the Silicon Valley Bay Area, California. These changes were important to enable us to accelerate the development of our product and technology offerings and to support our ongoing transformation as a technology leader in our industry. These transitions in the management team reflect our continued

commitment to be competitive and drive the growth of our business, better position us to respond nimbly to rapid market changes, and maintain a highly talented and motivated executive management team. In addition, the evolving technology and regulatory landscape were a driving force for the Company to reinforce its investment in security and compliance.

During fiscal 2015, Mr. Davis served as our Chairman of our Board, and CEO, and Ms. Schneider served as our President. As part of the Company’s succession planning, on March 1, 2016, Ms. Schneider succeeded Mr. Davis and became our President and CEO, as well as a member of our Board, and Mr. Davis became Executive Vice Chairman of our Board. Also on March 1, 2016, Roy Guthrie, who previously served as our Lead Independent Director, assumed Mr. Davis’ role as Chairman of the Board and the Lead Independent Director role was eliminated, given that our Chairman is an independent director. On March 7, 2016, Douglas Jeffries was appointed as our Chief Administration Officer, and we announced that he will succeed Mr. Power as our CFO following the release of the Company’s second quarter of fiscal 2016 earnings results.

In addition, in order to appropriately position the Company to compete in the constantly evolving identity theft protection and consumer risk management services markets, LifeLock continued to fill key positions on its leadership team during 2015 by appointing a Chief Risk Officer, Chief Information Security Officer, Chief Information Officer and Chief Strategy Officer. In February 2016, our Executive Vice President, Product and Technology, Mr. Satyavolu, resigned to become a general partner of a venture capital firm, but continues to provide services to us in a strategic advisory role. In early 2016, LifeLock also appointed a new General Counsel, a new Senior Vice President, Product and Technology, and a Chief Strategy Officer who oversees the Company’s Enterprise Sales and Alliances team.

LifeLock’s Fiscal 2015 Executive Compensation Highlights

LifeLock’s executive compensation practices for fiscal 2015 were consistent with its philosophy of closely aligning the interests of our executives with those of our stockholders, as highlighted below:

•	Significant Majority of Executives’ Compensation Tied to Performance. LifeLock’s named executive officers’ compensation was weighted towards performance-based short-term incentive and variable long-term equity incentive awards. In fiscal 2015, approximately 92% of target total direct compensation for the CEO consisted of such incentive awards.

Note: The compensation in the above graphs include the named executive officer’s base salary as of December 31, 2015, fiscal 2015 target performance-based bonus opportunity and value of equity awards as reported in the Summary Compensation Table for fiscal 2015 as set forth below. The graph titled All Other Named Executive Officers provides the average percentage for the named executive officers other than the CEO, with respect to each category indicated. Mr. Shay’s target bonus is included on a prorated basis due to his hire occurring during 2015. In addition, the signing bonus that each of Messrs. Satyavolu and Shay received in connection with his hire and Mr. Satyavolu’s fiscal 2015 minimum guaranteed bonus of $240,000 are included in the graph as other fixed cash compensation.

•	Fiscal 2015 Bonus Payouts Reflect a Balance of Continued Company Growth Offset by a Challenging FTC Dispute. Despite LifeLock’s continued revenue growth and other positive operational performance achievements, the FTC-related actions impacted the Company’s financial and stock performance during fiscal 2015. Following the end of fiscal 2015, our CEO, President and CFO communicated to our Board and Compensation Committee that they would voluntarily forgo a substantial portion of their fiscal 2015 bonus based on these events during the year. As a result, the bonuses paid to our CEO, President and CFO were further evaluated by the Compensation Committee and were approved by the Board (at the Compensation Committee’s recommendation after close consultation with executive management) at 25.5% of the executive’s target bonus opportunities. We believe that this reduction in bonus payment beyond the calculation under the 2015 bonus plan better demonstrates alignment of the compensation of the senior management team with the Company’s stock performance.

Key Executive Compensation Practices Highlights

LifeLock’s Compensation Committee regularly evaluates its executive compensation program, policies and practice, and did so during fiscal 2015, to ensure alignment with our short-term and long-term goals (as discussed further below), taking into account the dynamic nature of our business and the market in which we compete for executive talent. LifeLock’s commitment to maintaining and continuously improving sound corporate governance in its executive compensation program is demonstrated by the following key practices:

☑ Independent Compensation Committee. Our Compensation Committee consists solely of independent directors.	☑ No Golden Parachute Tax Gross-ups. We do not provide gross-up payments for any golden parachute excise taxes in connection with a change in control.

☑      Independent Compensation Committee Advisors. Our Compensation Committee engages its own compensation consultants to assist with its compensation reviews. The compensation consultants engaged during fiscal 2015 performed no consulting or other services for the management team and had no prior relationship with any of LifeLock’s executives.

☑      No Special Executive Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executives, other than the retirement benefits generally available to employees.

☑      Annual Executive Compensation Review. Our Compensation Committee conducted an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

☑ No Special Health or Welfare Benefits. Our executives participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

☑ Significant Majority of Compensation At-Risk. Our executive compensation program is weighted toward performance based bonus eligibility and equity incentive awards.

☑      No Hedging, Pledging and Margin Accounts. Our executives and directors are prohibited from engaging in derivatives trading and hedging involving our securities and pledging or margining our common stock.

☑      “Double-Trigger” Change-in-Control Arrangements.

       All named executive officers’ change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of LifeLock plus a qualifying termination of employment before payments and benefits are paid).

☑      Compensation Risk Assessment. Our Compensation Committee regularly reviews our compensation plans for risk. Our Compensation Committee has determined that our compensation programs do not create inappropriate or excessive risk that would be reasonably likely to have a material adverse effect on our company.

☑      Succession Planning. We review the risks associated with key executive positions to ensure adequate succession plans are in place. We executed on our succession planning in early 2016 with the transition of Mr. Davis to Executive Vice Chairman and Ms. Schneider to President and CEO, effective March 1, 2016, as well as the appointment of Douglas Jeffries as our Chief Administrative Officer, who will succeed Mr. Power as our CFO later in fiscal 2016.

☑ Stock Ownership Guidelines. LifeLock implemented stock ownership guidelines applicable to its members of the Board and its executives.

☑ Clawback Policy. We adopted a clawback policy that will enable us in certain circumstances to require an executive to repay certain incentive compensation paid to him or her.

Results of Advisory Vote on Fiscal 2014 Executive Compensation – Say on Pay

At the 2015 annual meeting of LifeLock stockholders, our stockholders expressed overwhelming support for LifeLock’s executive compensation program, with more than 97% of the votes cast for approval of our say-on-pay advisory vote. The Compensation Committee took into consideration the results of the say-on-pay advisory vote and continued to review and enhance its compensation practices and focus on corporate governance and alignment with stockholder interests. Although we had several new senior management hires in 2015, our Compensation Committee took a similar approach to our fiscal 2015 executive compensation program as it did in fiscal 2014, which the Compensation Committee believes reflects our commitment to closely align the interests of our executives with those of our stockholders in order to drive the long-term value for our stockholders. In addition, consistent with both our Board’s recommendation and our stockholders’ vote on the frequency of our say-on-pay advisory vote, the Company is submitting to a stockholder vote on say-on-pay annually.

Compensation Philosophy and Objectives

LifeLock competes for executive talent in a fast-evolving, highly competitive product and technology market that requires deep regulatory understanding. In fiscal 2015, we expanded our recruiting efforts in the technology sector, which resulted in a significant increase in hires in the Silicon Valley Bay Area, California. This change was important to enable us to accelerate the development of our product and technology offerings and support our ongoing transformation as a technology leader in our industry through the next generation of our product offerings. Our executive compensation program is designed to achieve those goals and create long-term value for our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following primary objectives:

•	provide compensation that will attract, retain, motivate, and reward a highly talented executive team in a very competitive market;

•	establish a direct link between our financial results and strategic objectives and our executive compensation;

•	establish target total direct compensation (that is, salary, target bonus, and equity awards) to be competitive with market practices, taking into account each executive’s scope of responsibility, criticality and individual performance; and

•	align the interests and objectives of our executives with those of our stockholders by structuring the overall compensation package so that a substantial portion of compensation of the executives is at-risk and is highly dependent on LifeLock’s short-term and long-term financial and operational performance as well as stockholder return.

Compensation–Setting Practice

Role of the Board of Directors

Our Board has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee’s charter authorizes our Compensation Committee to review and approve, or to recommend for approval to the full Board, the compensation of our CEO and our other executives. Our Board has authorized our Compensation Committee to make various decisions with respect to executive compensation. However, the Board also may make determinations and approve compensation in its discretion, including where the Compensation Committee recommends that the Board considers such executive compensation matters. For example, in fiscal 2015, in connection with determining the annual cash bonuses to be paid to our CEO, President and CFO, following these executives’ request to voluntarily reduce their bonus payouts, our Compensation Committee made a recommendation to the Board, and the Board approved, the bonuses to these executives at reduced levels recommended by the Compensation Committee.

Role of the Compensation Committee

Our Compensation Committee evaluates the performance of our CEO and approves the compensation for our CEO in light of the goals and objectives of our compensation program for that year. In early fiscal 2015, the Compensation Committee delivered the performance review to our CEO. Our Compensation Committee annually assesses the performance of our other executives, and, based in part on the recommendations from our CEO, approves the compensation of these executives. Our Compensation Committee retains, and does not delegate, any of its responsibility to determine executive compensation.

At the beginning of fiscal 2015, our Compensation Committee consisted of Albert (Rocky) Pimentel as chair and David Cowan and Gary Briggs. Mr. Cowan served on the Compensation Committee until May 2015. Ms. Studenmund was appointed as chair of the Compensation Committee on May 12, 2015. Mr. Pimentel continued to serve on the Compensation Committee until October 29, 2015, when the Board appointed Mr. Guthrie to fill the vacancy left by Mr. Pimentel.

Role of Management

At the request of our Compensation Committee, our CEO generally attends a portion of our Compensation Committee meetings, including meetings at which our Compensation Committee’s compensation consultant is present. This enables our Compensation Committee to review with our CEO the corporate and individual goals that the CEO regards as important to achieve our overall business objectives. Our Compensation Committee also requests that our CEO assess the performance of, and our goals and objectives for, certain other executives as it deemed appropriate, including our other named executive officers. See the discussion below titled “Other Factors in Setting Compensation” regarding these performance considerations. In addition, for fiscal 2015, our Compensation Committee requested certain other executives to provide input on executive compensation, including assessing individual performance and future potential, market data analyses, and various compensation decisions relating to bonuses, equity awards, and other pay during the year. None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed.

Role of Compensation Consultants

Our Compensation Committee retains the services of independent compensation consultants. Our Compensation Committee makes all determinations regarding the engagement, fees, and services of any of its compensation consultants. Our compensation consultants report directly to our Compensation Committee and do not perform any other services for the Company.

For fiscal 2015, our Compensation Committee engaged both Compensia, Inc., or Compensia, and Farient Advisors, LLC, or Farient, each an independent nationally recognized compensation consulting firm, to assist it in connection with its review of various aspects of our fiscal 2015 executive compensation program and analysis of the competitive market for executive talent.

In late 2014, Compensia provided our Compensation Committee with assistance in and recommendations regarding establishing our fiscal 2015 peer group companies. Compensia also advised the Compensation Committee on say-on-pay stockholder advisory vote matters, compensation risk assessment and assessment of the executive compensation program relative to market data in the first half of 2015. In July 2015, our Compensation Committee engaged Farient for assistance with compensation matters for the remainder of the fiscal year. Farient provided our Compensation Committee with analysis and recommendations relating to new hire compensation and compensation for other transitional changes to the executive team, including the succession planning, peer group program design and corporate governance enhancements. During late fiscal 2015, Farient also assisted the Compensation Committee with matters related to 2016 compensation decisions.

Our Compensation Committee has considered the independence of each of Compensia and Farient in light of the listing standards of the NYSE on Compensation Committee independence and the rules of the SEC and concluded that the work performed by Compensia and Farient did not raise any conflicts of interest.

Use of Market Data

In determining the compensation of our executives, including our named executive officers, we periodically review compensation levels of executives with similar titles and responsibilities at a peer group of companies and consider broader market trends. We also consider compensation levels in our geographic areas, competitive factors that enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. We use peer group and other information as a point of reference, but do not target our compensation levels against our peer group or other data at a particular level.

Our Compensation Committee periodically engages its compensation consultant to assist in the review and determination of our peer group. In late 2014, following discussions with Compensia, our Compensation Committee approved a compensation peer group for use in its executive compensation decisions for fiscal 2015 generally using the following selection criteria:

•	Industry: Companies that compete primarily in the internet software and services businesses and application software, as well as secondarily in internet retail businesses.

•	Revenue: Companies with revenue of between approximately $200 million to $850 million (or generally, approximately 0.5x to 2.0x that of LifeLock) and in particular, an emphasis on companies showing strong annual revenue growth.

•	Market Capitalization: Companies with a market capitalization of between approximately $375 million to $3.75 billion (or generally, approximately 0.3x to 3.0x that of LifeLock) at the time of selection.

•	Geography: Generally, U.S.-based companies because we are based in the U.S. Further, there is more limited public disclosure of compensation practices and different executive compensation practices and markets in other countries.

For fiscal 2015, the companies included in the compensation peer group approved by our Compensation Committee were as follows:

Advent Software	Constant Contact	j2 Global

Angie’s List	Dealertrack Technologies	Liquidity Services

Bankrate	Demand Media	NIC

Blackbaud	Fair Isaac	Qlik Technologies

Bottomline Technologies	HomeAway	RealPage

comScore	Interactive Intelligence Group	Web.com Group

LivePerson, LogMeIn, Blucora and QuinStreet were removed from the peer group for fiscal 2015 based on low revenue or revenue growth, and OpenTable was acquired by Priceline during 2014. Blackbaud, Bottomline Technologies, Fair Isaac, Interactive Intelligence Group, and NIC were added based on substantially meeting the criteria used. Based on this peer group, Compensia provided our Compensation Committee with an analysis of our executive compensation program relative to the peer group and broader market data.

During the second half of 2015, in light of LifeLock’s shift to a technology-focused business in a rapidly evolving market and as a result of our recruiting and hiring occurring more heavily in the Silicon Valley Bay Area, California technology labor market, the Compensation Committee requested Farient’s assistance in conducting a comprehensive review of our peer group for future use. In selecting the new peer group, the following selection criteria generally were applied to companies that trade on major U.S. exchanges with U.S.-based headquarters:

•	Industry: Companies primarily in internet software and services, information technology services, software, and internet and catalog retail.

•	Public Company Tenure: Companies with similar tenure as public companies as LifeLock.

•	Revenue: Companies with revenue of between approximately $130 million to $1.5 billion (or generally, approximately 0.25x to 3.0x that of LifeLock) and in particular.

•	Growth: Companies showing substantial annual revenue growth.

•	Business Model and Other Factors: Companies with the greatest preponderance of such characteristics as subscription-based revenue, a business to consumer focus, a technology- and innovation-driven business, and profitable Software as a Service, or SaaS companies, and enterprise security solutions companies.

The companies that were included in the compensation peer group approved by our Compensation Committee for fiscal 2016 were as follows:

Box	HomeAway	Proofpoint

Constant Contact	Imperva	ServiceNow

Cornerstone OnDemand	Jive Software	Workday

FireEye	LogMeIn	Yelp

Fortinet	Palo Alto Networks	Zendesk

GoDaddy	Pandora Media	Zillow Group

The Compensation Committee believed that substantial changes in the 2016 peer group from the 2015 peer group were warranted given the Company’s evolving business, geographic expansion, deeper presence in California, a unique market for technology-oriented talent, increased focus on products and technology, and the significant transitions that the Company was undergoing throughout 2015.

Other Factors in Setting Compensation

Consistent with LifeLock’s principles of executive compensation and in addition to considering the market data described above, the Compensation Committee considers various other factors it deems relevant to the determination of compensation for our executives (including our named executive officers) without prescribing particular weightings, as follows:

Company-wide Factors: our relative financial and operational performance compared to our peers, market competitiveness, scope of business, budget considerations, and for fiscal 2015 the impact of the FTC-related actions on the Company’s ability to recruit and retain key talent.

Individual Factors: market competitiveness, scope of the job at LifeLock relative to the most comparable jobs in the market, the strategic importance of the position at LifeLock, individual performance, degree of importance to the Company, experience, and ability of the individual to impact corporate and/or business group results, scarcity in the market of the individual’s skills, experience and talents, expected future responsibilities and contributions of the individual, historical and existing compensation of the individual, our ability to attract and retain such individual, retention risks, and relative positioning/performance of the individual versus other Company executives.

These factors are referred to collectively in this Compensation Discussion and Analysis as the “Compensation Factors.”

Compensation Elements

Our executive compensation program for our named executive officers consists primarily of the following elements of compensation:

Element of Compensation	Form of Payout	Period of Performance	Objectives	Payout
Base Salaries	Cash	Semi-monthly	• Provide financial stability, predictability, and security of compensation for fulfilling core job responsibilities	• Fixed amount paid biweekly throughout the year
Short-term Cash Incentives	Cash	Annual performance periods	• Motivate executives • Focus executives on achieving important annual corporate and individual objectives • Reward executives for achieving these objectives	• “At-risk” compensation that varies based on specific corporate performance objectives, as well as an assessment of individual performance
Long-term Incentives	Stock Options RSUs, Restricted Stock or Similar Awards	Generally, 4-year vesting; exceptions for special circumstances	• Align the interests of our executives with those of our stockholders • Encourage a long-term time horizon for decision-making • Help retain key talent

•  “At-risk” compensation that varies based on stock price performance

•  Option realizable value based on appreciation in our stock price relative to the price on the date of grant

•  RSU and restricted stock realizable value based on stock price at date of vesting

Our executives also participate in various other welfare benefit plans that generally are available to all of our employees. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation. In connection with recruiting executives, we may provide other types of benefits or compensation (for example, signing bonuses). In reviewing and determining various elements of compensation, our Compensation Committee also reviews target total cash compensation (that is, base salary plus target short-term incentives, which are determined as a percentage of salary) and target total direct compensation (that is, target total cash compensation plus equity awards) in order to consider the broader compensation package being provided to each executive.

Base Salary

Base salaries for our executives are reviewed annually by the Compensation Committee, but do not automatically or necessarily increase each year. Determinations of the executives’ base salaries typically are made in the first quarter of the fiscal year or in connection with an executive’s hire, promotion or change in responsibilities. The annual base salaries for our named executive officers as approved by our Compensation Committee were as follows:

Named Executive Officer	Base Salary as of Fiscal Year End 2014	Base Salary as of Fiscal Year End 2015	Percentage Change
Todd Davis	$500,000	$525,000	5.0%
Hilary A. Schneider	$425,000	$485,000	14.1%
Chris G. Power	$350,000	$382,000	9.1%
Schwark Satyavolu	N/A	$400,000	N/A
Ty Shay	N/A	$375,000	N/A

The base salaries for certain of our named executive officers as indicated above were increased for fiscal 2015. In late 2014, the Compensation Committee reviewed, with Compensia’s assistance, peer group data for salary, as well as the target total cash compensation and target total direct compensation, in order to assess the competitiveness of our executives’ salaries compared to market practices. In February 2015, upon review of the executives’ salaries and Compensation Factors, the Compensation Committee approved a salary increase of $25,000 for each of Mr. Davis and Ms. Schneider and $32,000 for Mr. Power. The base salary for each of Messrs. Satyavolu and Shay was determined in connection with his hire in February and March 2015, respectively. Mr. Davis’ salary was adjusted to maintain competitiveness with the salaries of chief executive officers of our peer group. In March 2015, our Compensation Committee considered our CEO’s recommendation that Ms. Schneider’s salary be increased to $485,000, based on her unique role at the Company, which included significant strategic responsibilities in addition to her operational responsibilities as President. In particular, her role reflected various responsibilities customary of a blend among president, chief operating officer and chief executive officer. Mr. Power’s base salary increased primarily due to a 2014 merit increase hold pending a relocation assessment. The Compensation Committee determined that the salary adjustment was appropriate given that Mr. Power had forgone additional compensation that the Compensation Committee had agreed to provide him under his employment agreement that was entered into in 2012, as an incentive to relocate him.

Short-term Cash Incentives

Annual Bonus Plan Overview

LifeLock generally provides its named executive officers with the opportunity to earn short-term cash incentive compensation under our 2012 Performance Bonus Plan, or the Bonus Plan. Our Compensation Committee approves our annual bonus program pursuant to the Bonus Plan, which forms the basis for the corporate performance measures for our annual cash incentive bonuses. Further, our Compensation Committee reviews and sets the threshold, target, and other levels for each of the corporate performance measures and target annual cash incentive bonus opportunities for our executives, provided that the Bonus Plan specifies that the aggregate amount of any bonus paid to an individual for any fiscal year cannot exceed $2.5 million. For fiscal 2015, our Bonus Plan for our named executive officers generally remained consistent with that of our fiscal 2014 bonus plan, as discussed further below. For fiscal 2015 bonus opportunities, our Compensation Committee determined that the maximum amount of bonus payable to any named executive officer will be 250% of his or her base salary.

Target Bonus Opportunities

Our Compensation Committee determined the target annual cash incentive bonus opportunity for each of our named executive officers for fiscal 2015, consistent with fiscal 2014, as a percentage of his or her base salary.

In setting these target annual cash incentive bonus opportunities for our named executive officers (as set forth in the table further below), our Compensation Committee exercised its judgment and considered various Compensation Factors, including in particular the prior performance of each individual executive, his or her potential to contribute to our long-term strategic success, his or her role and responsibilities, his or her individual experience and skills, competitive market practices for annual bonuses, and, for our named executive officers other than the CEO, the recommendations of our CEO. Ms. Schneider’s target bonus opportunity was increased from 70% to 85% based on her unique role and her broad responsibilities, as described further above with respect to the increase in base salary.

Corporate Performance Measures

For fiscal 2015, as in fiscal 2014, the amount of the cash incentive bonus pool and eligibility to receive cash incentive bonuses depended on the achievement of corporate financial performance objectives tied to our revenue, non-GAAP adjusted EBITDA (which we refer to in these discussions as adjusted EBITDA), and net new members for the fiscal year, with the revenue and adjusted EBITDA objectives each representing 37.5% of the cash incentive bonus pool and the net new members objective representing 25% of the cash incentive bonus pool. We believe that growth in revenue, adjusted EBITDA and net new members are important financial and operating metrics as indicated by our use of these metrics to understand and evaluate our core operating performance and trends, prepare and approve our annual budget, and develop short- and long-term operational plans. Our Compensation Committee determined the threshold, target, and other levels for each of these performance objectives in consultation with management and taking into account our performance in fiscal 2014. Depending on the extent of achievement of each corporate performance objective, the cash incentive bonus pool would be funded (if at all) at varying amounts. For fiscal 2015, the corporate performance objectives, and corresponding levels at which the cash incentive bonus pool would be funded, were as follows:

	Fiscal 2015 Corporate Performance Goals
	Revenue	Adjusted EBITDA	Net New Members	Bonus Pool Funding
Minimum Threshold:	$570.7 million	$71.5 million	590,000	0%

Target:	$595.4 million	$81.0 million	737,000	100%

Maximum:	$620.1 million	$90.5 million	884,000	200%

First Stretch Goal:	$630.0 million	$93.0 million	942,000	250%

Second Stretch Goal:	$640.0 million or greater	$96.0 million or greater	1,000,000 or greater	300%

Achievement of performance between any two specified levels would result in a bonus pool amount based on straight-line interpolation. Our Compensation Committee set our target levels to be aggressive, yet achievable, with diligent effort and strong execution during the fiscal year. For fiscal 2015, we achieved $587.5 million in revenue resulting in approximately 68% bonus pool funding for our target revenue goal and $83.0 million in adjusted EBITDA resulting in approximately 121% bonus pool funding for our target adjusted EBITDA goal. We achieved net new members of approximately 563,300 for fiscal 2015, which did not meet the threshold level of our net new members goal. On a weighted average basis, this resulted in an achievement level of approximately 71% with respect to the corporate performance objectives under the Bonus Plan.

Adjusted EBITDA under our Bonus Plan for fiscal 2015 was a non-GAAP financial measure that we calculate as net income (loss) excluding amortization of acquired intangible assets, share-based compensation, income tax benefits and expenses resulting from changes in our deferred tax assets, and acquisition related expenses. For fiscal 2015, this metric also was adjusted to exclude the impact of legal reserves for the settlements with the FTC and a nationwide class of consumers, along with a possible settlement with certain states’ attorneys general for related claims; and expenses related to the FTC litigation; and costs incurred in the reorganization of our Product and Technology team including severance compensation, retention and signing bonuses, and certain related legal fees. Net new members refers to the increase in cumulative ending members at the close of the year when compared to the cumulative ending members at the start of the year.

Individual Performance Goals

Our CEO evaluates our executive team based on the determination of how each executive has performed against our corporate values and objectives and a set of individual performance objectives, deemed to be integral to the achievement of our annual operating plan. Generally, the individual performance goals consist of various factors categorized as core values, individual goals, and management by objectives (MBO) criteria that are applicable to the leadership team (including our named executive officers). Our Compensation Committee assesses our CEO’s performance against a similar set of corporate values and objectives and individual performance goals. Achievement against these goals can result in an increase or decrease to the potential bonus for each executive based on the achievement of the corporate performance measures.

The individual goals for each of our named executive officers for fiscal 2015 were as follows:

•	Mr. Davis – delivery on key customer wins and stockholder commitments; leadership of a strong executive management team; progress in company-wide continued focus on investments for the growth of the business; strategy formulation; strategy execution; financial planning/performance; talent acquisition and development of senior executives; and succession planning for senior executives.

•	Ms. Schneider – strategy formulation; increase net promoter score; brand index; increase transactions and partner collaboration; enhance technology offerings; increase member base growth; increase employee engagement; and increase enterprise transactions.

•	Mr. Power – financial planning and disciplined delivery of financial performance in a competitive environment; rigorous management of internal financial controls and improved efficiency and effectiveness; ensure appropriate processes are in place to drive accurate forecasting and analysis to help drive quick, proactive business responses and investor relations management.

•	Mr. Satyavolu – achievement of key strategic product objectives; significant customer success and promotion of a high performance culture, talent acquisition, retention and development; execution and integration of strategic acquisition.

•	Mr. Shay – delivery on the Company’s marketing sales, quality and financial objectives as the leader of the marketing organization; and important customer success and brand recognition enhancement while in a compliant manner.

Fiscal 2015 Bonus Decisions

For fiscal 2015, our Compensation Committee, with recommendations from our CEO, determined (or other than with respect to Messrs. Satyavolu and Shay, recommended to the Board) the actual bonus payouts to our named executive officers based on the satisfaction of the corporate performance measures and each executive’s individual performance goals, as well as our Compensation Committee’s subjective determinations of each executive’s overall performance and contributions during the fiscal year. Our Compensation Committee (as well as the Board) has the discretion to increase, reduce, or eliminate bonuses to any executive, notwithstanding achievement of any applicable performance goals.

In early 2016, Mr. Davis, Ms. Schneider and Mr. Power communicated to the Compensation Committee that they would voluntarily forgo a substantial portion of their 2015 bonuses. Our Compensation Committee, after considering these reduction recommendations and in close consultation with management, further evaluated such reduction and recommended to the Board that cash incentive bonus payments be set at 25.5% for Mr. Davis, Ms. Schneider and Mr. Power, which the Board accepted and approved. Mr. Satyavolu’s bonus is equal to the guaranteed minimum bonus amount of $240,000 reflected in his offer letter. Our Compensation Committee approved this guaranteed bonus for Mr. Satyavolu at the time of his hire in order to account for historical compensation Mr. Satyavolu received at his prior employer and to incentivize him to commence his employment with us at the requested date. Mr. Shay’s bonus reflects an individual modifier of 115% of his bonus potential as a result of his individual performance, in particular due to our Compensation Committee’s recognition of his strong performance in a critical role in fiscal 2015 as well as the strong team he built since his hire, that coupled with the Company’s corporate performance modifier of 71% yields a bonus of 81.8% of his target amount. His bonus was prorated for fiscal 2015 to reflect that he was recruited to the Company, and began employment with us, after the start of fiscal 2015.

The following table shows the target bonus opportunity (on a prorated basis for Mr. Shay) of, and bonus payment made to, each named executive officer for fiscal 2015:

Named Executive Officer	Target Cash Incentive Bonus Opportunity (as Percentage of Fiscal Year End 2015 Base Salary)	Target Cash Incentive Bonus Opportunity (as Dollar Amount)	Actual Total Cash Incentive Bonus Payment (as Percentage of Target)	Actual Total Cash Incentive Bonus Payment (as Dollar Amount)
Todd Davis	100%	525,000	25.5%	133,875
Hilary A. Schneider	85%	412,250	25.5%	105,124
Chris G. Power	65%	248,300	25.5%	63,317
Schwark Satyavolu	60%	240,000	100.0%	240,000
Ty Shay	50%	140,625	81.8%	115,000

Long-Term Incentive Compensation

Consistent with our commitment to our philosophy of closely aligning the interests of our executives with those of our stockholders, for fiscal 2015, a significant portion of our named executive officers’ compensation was provided in the form of stock-based awards that require vesting over multiple years. Grants of stock-based awards may result in limited rewards if the price of our common stock does not appreciate significantly, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Our Compensation Committee develops its stock-based award determinations based on its judgment as to whether the total compensation package provided to each executive furthers the objectives of our executive compensation program to align compensation with the performance of our common stock and the long-term interests of our stockholders. Our Compensation Committee considers whether the awards are appropriate to retain, motivate, and adequately reward the executives by reviewing various Compensation Factors, including prior stock-based awards and the level of vested and unvested stock-based awards then held by each executive, but balances these against other factors such as the potential dilution associated with the stock-based awards.

Equity Award Mix

Our Compensation Committee periodically reviews the equity award mix to ensure that our practices remain consistent with our executive compensation philosophy and objectives, are competitive with market practices and with our peer companies with whom we compete for talent, and provide appropriate incentive and retention value to help drive the continued growth and success of our business. Our historical practice has been to grant a substantial majority of equity awards in the form of stock options, in particular in light of having been a privately held company prior to our initial public offering in late 2012. Following our initial public offering, we began (and continue) to grant other awards such as restricted stock and RSUs (or full value awards) which reflect both increases and decreases in stock price from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels, providing potentially more retention value (as well as less dilution at equivalent values) than options.

In connection with its review of our equity award granting practices in late 2014 with the assistance of Compensia, our Compensation Committee considered various factors such as prevailing market practices, including that many of our peer companies are weighting equity awards more heavily toward full value awards (such as RSUs), our forecasted hiring needs as well as our burn rate and dilution, and the retentive value of RSUs relative to options. Following this review, our Compensation Committee determined that generally the equity award mix for our executives should consist of a more balanced mix of stock options and RSUs, although other factors, as appropriate, could affect the actual mix in any given year. Our Compensation Committee believed that moving toward a balanced mix would allow us to remain competitive in recruiting and retaining key employees, better enable us to address dilution, and continue to meet our objectives of motivating our executives through driving growth and providing a strong incentive to maximize long-term value for our stockholders. For fiscal 2015, we granted RSUs as part of our executive compensation program as discussed below.

Awards made in connection with a new, extended, or expanded employment relationship may involve a different mix of time-based and performance-based awards, and stock options and full value awards, depending on our Compensation Committee’s assessment of the total compensation package being offered. Special circumstances may warrant a different approach on an individual or broader basis. For example, we granted Mr. Satyavolu an equity award entirely in the form of performance-based RSUs in connection with his hire and one-time retention awards to certain of our named executive officers, as described below.

2015 Long-Term Incentive Compensation

Our Compensation Committee reviewed the Compensation Factors in determining the annual equity awards for fiscal 2015. In 2015, as part of the Company’s transition into a technology-focused company and its heavy investment in the next generation of products, retention of the highest caliber of talent was and continued to be critical for the future success of the Company. During the year, we competed more heavily in the Silicon Valley Bay Area, California for talent, which affected the size of compensation packages offered to new hires given the highly competitive pay practices for this labor market. Therefore, while the Compensation Committee pays close attention to our burn rate consistent with the practices of similarly situated companies, it also believes that continued emphasis on long-term incentive compensation for our senior management team and its ability to attract and retain the right caliber of leadership that will position the Company for continued success was a very important focus in 2015. Based on these various factors, our Compensation Committee approved fiscal 2015 equity awards to our named executive officers (other than new hires) that were substantially greater in value than in recent prior years in order to achieve our retention objectives over the next several years. Other Compensation Factors also were relevant in the Compensation Committee’s decision, including the named executive officer’s position with our company, an assessment of the stock-based compensation award practices of the companies in our compensation peer group, as well as broader market data of the technology industry. The Compensation Committee believed that the equity awards were appropriate in order to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Generally, the Compensation Committee determines award sizes by reviewing the estimated value of the awards as of or shortly before the grant. The stock options were granted with an exercise price per share equal to the fair market value of a share of our common stock on the date of grant. The equity awards granted to our named executive officers for fiscal 2015 under our annual long-term incentive program were as follows:

Named Executive Officer	Number of Shares of the Company’s Common Stock Underlying Stock Options	Value of Options (1)	Number of Shares of Restricted Stock Units	Value of Restricted Stock Units (1)
Todd Davis	184,500	$1,138,365	357,750	$4,994,190
Hilary A. Schneider	116,500	$718,805	301,750	$4,212,430
Chris G. Power	83,500	$515,195	138,250	$1,929,970

(1)	Values are based on amounts provided under the Summary Compensation Table set forth in the section further below titled “Executive Compensation.”

Messrs. Satyavolu and Shay joined the Company in February 2015 and March 2015, respectively. Both executives received equity awards in connection with their hire as described further below, rather than under our annual long-term incentive program.

Approval Process for Equity Grants

Executives and other employees receive long-term equity awards pursuant to the terms of our 2012 Incentive Compensation Plan, or the 2012 Plan. Our Compensation Committee administers the

2012 Plan and establishes the rules for awards granted under the 2012 Plan, including grant guidelines and vesting schedules. We do not time, and we take measures to mitigate and prevent the ability to time, the grants of any stock options, restricted stock awards, RSUs or other equity awards in connection with any release of material non-public information. In addition, we do not, and have not, timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation.

Other New Hire Compensation

Schwark Satyavolu

In February 2015, the Company retained Mr. Satyavolu and structured his overall compensation package in a way that would enable the Company to attract and retain Mr. Satyavolu in light of his unique experience, talents and relationships in the Silicon Valley Bay Area, California. The vast majority of Mr. Satyavolu’s compensation was dependent on his achievement of aggressive performance metrics that were designed to motivate him to make a significant impact in the Company’s recruiting efforts in the Silicon Valley Bay Area, California labor market and the Company’s growth as a technology-focused company. Mr. Satyavolu’s compensation package was structured by the Compensation Committee after considering the Compensation Factors (in particular Mr. Satyavolu’s unique industry relevant skill set, experience in recruiting and developing key talent and potential to assist in the advancement of the Company’s technology) and assessed the direct compensation package necessary to retain a key executive of Mr. Satyavolu’s caliber.

Mr. Satyavolu received a performance-based RSU award covering 161,249 shares of our common stock in connection with his hire. These RSUs were subject to Mr. Satyavolu successfully recruiting certain individuals to specified senior positions at the Company within a certain period and provided that the individuals remain with us through the one year anniversary of the award’s grant date. Our Compensation Committee believed that the performance objective was aggressive and that significant effort, close relationships with key talent in the Silicon Valley Bay Area, California and a very high level of performance from Mr. Satyavolu would be required in order to achieve these aggressive objectives. The Compensation Committee believed that the high incentive value of this award was appropriate under his compensation package, as well as in order to recruit him to join us and motivate him to accelerate the Company’s enhancement of its technology capabilities. Upon completion of the one-year performance period, the Compensation Committee determined that Mr. Satyavolu achieved a substantial portion of the performance criteria and made significant progress, but that the objectives were not achieved in full. Accordingly, the performance-based RSU award was forfeited in its entirety.

In addition, in connection with his hire in February 2015, Mr. Satyavolu received a signing bonus in the amount of $1,000,000, subject to his continued employment for a 12-month period.

In mid-2015, in conjunction with the retention measures and considering the various factors described above, our Compensation Committee structured a long-term retention package in order to retain and motivate Mr. Satyavolu to continue to advance the Company’s product development and transition efforts. In making determinations with respect to Mr. Satyavolu’s compensation, the Compensation Committee requested the assistance of Farient and reviewed market data in order to consider prevailing market practices for the executive’s position and responsibilities. Pursuant to his updated offer letter, in September 2015, Mr. Satyavolu received a stock option to purchase 1,046,626 shares of our common stock. The option is scheduled to vest as to 25% of the underlying shares on the one-year anniversary of the grant date and thereafter in equal, monthly installments over 36 months, subject to his continued service. In the first quarter of 2016, the Company announced that Mr. Satyavolu has decided to become a general partner of a prominent venture capital firm and will continue to assist the Company in an advisory capacity. The only compensation Mr. Satyavolu will receive for his advisory services is the continued vesting of his options as long as the Company maintains the advisory relationship.

Ty Shay

In connection with his hire, Mr. Shay received a signing bonus in the amount of $500,000. If Mr. Shay’s employment were to have terminated before March 9, 2016, by the Company for cause, death or disability, or by him for any reason other than a constructive termination, Mr. Shay would have been obligated to repay the full amount of the signing bonus to us. Our Compensation Committee believed that this signing bonus was necessary to recruit Mr. Shay to join us based on the value of certain compensation he was to forfeit with his prior employer in connection with the timing of his employment with us. In connection with Mr. Shay’s hire and our efforts to recruit him to join the Company, our Compensation Committee also approved a $3,000 monthly stipend for Mr. Shay during his employment with us. This stipend is intended as a reimbursement for his various commuting and travel costs.

Mr. Shay received an award of RSUs covering 200,000 shares of our common stock in connection with his hire. The RSUs are scheduled to vest as to 25% on the one-year anniversary of the grant date and remaining 75% in equal, quarterly installments thereafter, subject to Mr. Shay’s continued service. Our Compensation Committee determined that the award was necessary and appropriate to recruit Mr. Shay to join the Company.

Due to the sharp decline in our stock price in late July 2015 shortly after Mr. Shay joined the Company and received his equity grant, our management recommended, and our Compensation Committee considered the criticality of, implementing retention measures with respect to various individuals. With assistance from Farient, our Compensation Committee explored various alternatives to address the need to retain various key employees as well as certain new hires. Our Compensation Committee determined that in general, any retention efforts should be provided only below the management level, due to a desire to emphasize a strong corporate culture of accountability with regard to Company performance. However, with respect to Mr. Shay, the Compensation Committee considered that since his hire, Mr. Shay was providing valuable contributions to the Company and that the recent stock price decline was not related to the operations for which Mr. Shay has had responsibility during his short period of employment with us at that time. After taking into account various factors such as cost, dilution, and other alternatives for achieving the retention objectives, in September 2015, our Compensation Committee approved a one-time, special retention award of stock options covering 134,680 shares of our common stock to Mr. Shay. This award was determined to be appropriate in order to substantially replace the significant loss in value in his equity compensation granted in connection with his hire commitment. The retention award is scheduled to vest as to 25% of the underlying shares on the one-year anniversary of the grant date and thereafter in equal, monthly installments over 36 months, subject to Mr. Shay’s continued service. The Compensation Committee believed that this special retention measure was appropriate given the uncertainty relating to our stock price volatility and the various factors noted above.

Benefits and Perquisites

LifeLock generally does not provide material perquisites to its named executive officers or other personal benefits beyond what is provided to employees on a broad basis. Our named executive officers along with all executives have the same health and welfare benefits as other employees. Our named executive officers also are offered the opportunity to participate in a Section 401(k) profit-sharing plan on the same terms as other employees.

From time to time, LifeLock may provide additional benefits to our named executive officers as the Compensation Committee determines appropriate. This may include certain benefits approved in connection with an executive’s hire as may be negotiated with him or her or as our Compensation Committee deems appropriate to recruit the individual to join us as well as based on a review of other factors such as prevailing market practices, internal equity, and best practices considerations. During fiscal 2015, Mr. Power received certain reimbursements relating to his commuting costs, as well as a temporary housing budget of $1,500 per month. During fiscal 2015, Ms. Schneider also received certain commuting cost reimbursements up to twice per week and a temporary housing budget of $1,000 per month, which were set to expire in September 2015. In August 2015, the Compensation Committee approved extending these commuting and housing benefits indefinitely for Ms. Schneider. Mr. Shay also received a monthly stipend for commuting and travel costs during fiscal 2015 as described above.

Stock Ownership Guidelines

We adopted stock ownership guidelines effective March 2016 that specify certain stock ownership levels for each of our executives in order to increase alignment of our executives’ interests with those of our stockholders. Members of our Board also are subject to the stock ownership guidelines, as described further in this proxy statement under the section titled “Board of Directors and Corporate Governance.”

Position	Minimum Value of Shares	Years to Meet Guidelines
Chief Executive Officer	3x base salary	March 21, 2021, or 5 years after being appointed an executive
Other Executives	1x base salary

Compliance with the stock ownership guidelines is measured based on the market price of LifeLock’s common stock on the first trading day of the Company’s then-current fiscal year.

In order to be in compliance with the guidelines, to the extent that an executive does not hold the required number of shares pursuant to the guidelines, he or she would be required to retain shares of LifeLock’s stock equal in value to 50% of the net after-tax shares received upon the vesting of any RSU award and 50% of shares issued upon any stock option exercise until the applicable ownership requirement is met under the guidelines. In the event of certain personal circumstances such as an unforeseen hardship suffered by the executive, the Board (or other designated committee) may provide for a waiver of or deviation from the guidelines, in its discretion.

At the time of adoption, each of the named executive officers had time remaining to satisfy the stock ownership requirements under LifeLock’s stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

In December 2014, after reviewing our insider trading policy our Compensation Committee approved changes to the policy to remove provisions that permitted the hedging and pledging of Company stock. As a result, our executives and directors are prohibited from engaging in derivatives trading and hedging involving our securities and pledging or margining our common stock.

Clawback Policy

In March 2016, we adopted a policy that enables us to require any current or former executive of LifeLock to repay certain cash-based incentive compensation or performance-based equity compensation if the Compensation Committee determines that the individual’s actions caused or partially caused LifeLock to materially restate all or a portion of its financial statements (also known as our clawback policy). The recoverable (or cancelled, as applicable) amount is equal to the individual’s incentive compensation received in excess of the amount that he or she otherwise would have received had such compensation been determined based on the restatement.

Severance and Change in Control Benefits

We have severance and change in control benefits for our executives that are documented in their respective employment agreements. During fiscal 2015, we entered into a revised offer letter and a severance agreement with Mr. Satyavolu in September 2015 in connection with his continued employment with us and Mr. Shay in connection with his hire in early 2015. In 2015, we also amended the employment agreements for each of Mr. Davis, Ms. Schneider and Mr. Power to provide for an additional 18, 12 and 12 months, respectively, in health premium reimbursement severance benefits, which aggregate amount would be payable in lump sum. Certain equity awards granted to our executives (including the awards granted to our named executive officers during fiscal 2015) generally also contain vesting acceleration benefits in the event that in connection with a change in control of the Company, the executive’s employment is terminated by the Company without cause or the executive resigns due to a constructive termination. We believe that the severance and change in control benefits are necessary to attract and retain our executives and that the change in control benefits are in the best interests of our company and our stockholders because they help assure the continued dedication and objectivity of our executives, notwithstanding the possibility or occurrence of a change in control.

For further details, see “Executive Compensation—Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effects of our compensation on us and our executives. Currently, Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer) in any taxable year. Thus, we may deduct certain types of remuneration paid to any of these individuals only to the extent that such remuneration during any taxable year does not exceed $1 million. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible as long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

When reasonably practicable, our Compensation Committee seeks to exempt the compensation paid to our executive officers from the tax deduction limitations of Section 162(m). For example, pursuant to Proposal No. 3 to this proxy statement, we are asking our stockholders to approve a plan that would permit us to provide cash-based compensation that is intended to qualify as “performance-based” within the meaning of Section 162(m), beginning in fiscal 2016. In approving the amount and form of compensation for our executive officers, our Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent and in our best interests and the best interests of our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional excise taxes if they receive payments or benefits in connection with a change in control of a company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this excise tax. We did not provide any executive, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G and 4999 during fiscal 2015, and we have not agreed and are not otherwise obligated to provide any executive with such an excise tax “gross-up” in connection with a change in control.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation,” (“ASC Topic 718”). ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options, RSUs, and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the option or other award. In determining stock-based compensation, our Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on us.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Jaynie Miller Studenmund, Chair*
Roy A. Guthrie*
Gary S. Briggs

*	From May 12, 2015, through the end of fiscal 2015, Ms. Studenmund served as chair and member of the Compensation Committee, and from October 29, 2015, through the end of fiscal 2015, Mr. Guthrie served as a member of the Compensation Committee. Prior to Ms. Studenmund joining the Board in May 2015, Albert (Rocky) Pimentel served as chair of the Compensation Committee and David Cowan served as a member of the Compensation Committee. Mr. Pimentel continued to serve as a member of the Compensation Committee until Mr. Guthrie joined the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years Ended December 31, 2015, 2014 and 2013

The following table provides, for the fiscal years ended December 31, 2015, 2014, and 2013, information regarding the compensation of our principal executive officer, our principal financial officer, and each of our three other most highly compensated executive officers who were serving as executive officers on December 31, 2015, the end of our last completed fiscal year. We refer to these executive officers in this Proxy Statement as our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(2)	Non- Equity Incentive Plan Compensa- tion(3)	All Other Compensation		Total
Todd Davis(4)	2015	$522,115	—		$4,994,190		$1,138,365	$133,875	$58,122	(5)	$6,846,667
Executive Vice Chair	2014	497,571	—		780,423		1,634,278	875,000	19,518		3,806,790
	2013	477,340	—		—		1,826,467	860,000	17,552		3,181,359
Hilary A. Schneider(6)	2015	$472,692	—		$4,212,430		$718,805	$105,124	$42,340	(7)	$5,551,391
Chief Executive Officer	2014	423,500	—		624,327		1,307,422	520,625	46,944		2,922,818
and President	2013	410,615	—		—		260,924	391,000	50,714		1,113,253
Chris G. Power	2015	$378,308	—		$1,929,970		$515,195	$63,317	$67,695	(8)	$2,954,485
Chief Financial Officer	2014	346,975	—		437,027		915,196	367,500	48,997		2,115,695
	2013	323,233	—		—		1,043,695	370,000	52,321		1,789,249
Ramakrishna (Schwark) Satyavolu(9)	2015	$346,154	$1,000,000	(10)	$2,296,186	(11)	$3,977,179	$240,000	$3,077	(12)	$7,862,596
Advisor and Former	2014	—	—		—		—	—	—		—
Executive Vice President, Technology	2013	—	—		—		—	—	—		—
Ty Shay(13)	2015	$302,885	$500,000	(14)	$2,850,000		$525,252	$115,000	$44,977	(15)	$4,338,114
Chief Marketing Officer	2014	—	—		—		—	—	—		—
	2013	—	—		—		—	—	—		—

(1)	The amounts in this column reflect the aggregate grant date fair value of stock awards granted to our named executive officers during the fiscal year, computed in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their stock awards.
(2)	The amounts in this column reflect the aggregate grant date fair value of option awards granted to our named executive officers during the fiscal year, computed in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their option awards.
(3)	The amounts in this column for fiscal 2015 represent the amounts earned and payable under our 2012 Performance Bonus Plan, which were paid on February 19, 2016. The amounts in this column for fiscal 2014 represent the amounts earned and payable under our 2012 Performance Bonus Plan, which were paid on February 20, 2015. The amounts in this column for fiscal 2013 represent the amounts earned and payable under our 2012 Performance Bonus Plan, which were paid on February 21, 2014. See “Compensation Discussion and Analysis—Compensation Elements—Short-term Cash Incentives” for more information.
(4)	Mr. Davis was appointed Executive Vice Chairman, effective March 1, 2016. Prior to that, Mr. Davis served as our Chief Executive Officer and Chairman.

(5)	Consists of (i) matching contributions under our 401(k) plan in the amount of $15,900, (ii) contributions to Mr. Davis’ health savings account in the amount of $1,020 and (iii) a payout for paid time off accrued during 2015 in the amount of $41,202.
(6)	Ms. Schneider was appointed Chief Executive Officer and President, effective March 1, 2016. Prior to that, Ms. Schneider served as our President.
(7)	Consists of (i) matching contributions under our 401(k) plan in the amount of $15,900, (ii) contributions to Ms. Schneider’s health savings account in the amount of $1,000, (iii) personal use of company arena suite tickets in the amount of $600, (iv) a payout for paid time off accrued during 2015 in the amount of $7,585 and (v) temporary accommodations and personal travel expenses in the amount of $17,255.
(8)	Consists of (i) matching contributions under our 401(k) plan in the amount of $15,900, (ii) contributions to Mr. Power’s health savings account in the amount of $1,000, (iii) a payout for paid time off accrued during 2015 in the amount of $19,994, (iv) personal use of company arena suite tickets in the amount of $300 and (v) temporary accommodations and personal travel expenses in the amount of $30,502.
(9)	Mr. Satyavolu joined the company as Executive Vice President, Product Technology in February 2015 and accordingly received no compensation from us during 2013 or 2014. Mr. Satyavolu transitioned to an advisory role in February 2016.
(10)	Represents a signing bonus received in February 2015.
(11)	In February 2016, the Compensation Committee determined that Mr. Satyavolu did not achieve the specific performance criteria set forth under the award and the full amount of the stock award was forfeited.
(12)	Consists of (i) matching contributions under our 401(k) plan in the amount of $3,077.
(13)	Mr. Shay joined the company as Chief Marketing Officer in February 2015 and accordingly received no compensation from us during 2013 or 2014.
(14)	Represents a signing bonus received in March 2015.
(15)	Consists of (i) matching contributions under our 401(k) plan in the amount of $15,900 and (ii) a travel allowance in the amount of $29,077.

2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2015.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)		Target ($)	Maximum ($)
Todd Davis	3/23/15						357,750			$4,994,190
	3/23/15							184,500	$13.96	$1,138,365
			—		525,000	1,312,500
Hilary A. Schneider	3/23/15						301,750			$4,212,430
	3/23/15							116,500	$13.96	$718,805
			—		412,250	1,212,500
Chris G. Power	3/23/15						138,250			$1,929,970
	3/23/15							83,500	$13.96	$515,195
			—		248,300	955,000
Schwark Satyavolu	2/18/15	(3)					161,249			$2,296,186
	9/3/2015							1,046,626	$8.52	$3,977,179
			240,000	(4)	240,000	1,000,000
Ty Shay	3/20/15						200,000			$2,850,000
	9/9/15							134,680	$8.75	$525,252
			—		140,625	937,500

(1)	The amounts represent the applicable threshold, target and maximum incentive compensation opportunity for our named executive officers under our 2012 Performance Bonus Plan. The target column assumes the achievement of the corporate performance measures and the individual performance measures at the target level. The maximum column is 250% of the individual’s base salary, the maximum amount the individual may be paid under the 2012 Performance Bonus Plan. All such awards have been paid, and the actual amounts paid are set forth in the Summary Compensation Table above. For a description of our 2012 Performance Bonus Plan and amounts earned thereunder, see “Compensation Discussion and Analysis - Compensation Elements - Short-term Cash Incentives.”
(2)	The amounts in this column reflect the aggregate grant date fair value of stock and option awards granted to our named executive officers during the fiscal year, computed in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their stock awards.
(3)	In February 2016, the Compensation Committee determined that Mr. Satyavolu did not achieve the specific performance criteria set forth under the award and the full amount of the stock award was forfeited.
(4)	Represents the guaranteed minimum bonus amount of $240,000 that was set forth under Mr. Satyavolu’s offer letter.

Outstanding Equity Awards as of December 31, 2015

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2015.

Name	Grant Date		Option Awards(1)				Stock Awards(2)
			Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
			Exercisable	Unexercisable
Todd Davis	3/23/15	(3)	34,593	149,907	$13.96	3/23/2025
	3/23/15	(4)	—	—	—	—	290,670	$4,171,115
	3/24/14	(3)	82,031	105,469	$18.73	3/24/2024
	3/24/14	(16)	—	—	—	—	23,436	$336,306
	2/22/13	(3)	247,916	102,084	$11.05	2/22/2023	—	—
	3/29/12	(5)	180,009	19,991	$5.20	3/29/2022	—	—
	8/7/09	(6)	14,000	—	$2.71	8/7/2019	—	—
	8/7/09	(6)	600,000	—	$2.71	8/7/2019	—	—
	12/5/07	(6)	1,000	—	$4.50	12/5/2017	—	—
Hilary A. Schneider	3/23/15	(3)	21,843	94,657	$13.96	3/23/2025
	3/23/15	(4)	—	—	—	—	245,170	$3,518,190
	3/24/14	(3)	65,625	84,375	$18.73	3/24/2024
	3/24/14	(16)	—	—	—	—	18,747	$269,019
	2/22/13	(7)	35,416	14,584	$11.05	2/22/2023
	10/2/12	(8)	300,000	75,000	$9.00	10/2/2022	—	—
	10/2/12	(9)	125,000	25,000	$9.00	10/2/2022	—	—
	10/2/12	(10)					46,872	$672,613
Chris G. Power	3/23/15	(3)	15,656	67,844	$13.96	3/23/2025
	3/23/15	(4)	—	—	—	—	112,327	$1,611,892
	3/24/14	(3)	45,937	59,063	$18.73	3/24/2024
	3/24/14	(16)	—	—	—	—	13,122	$188,301
	2/22/13	(3)	141,666	58,334	$11.05	2/22/2023	—	—
	3/29/12	(11)	134,055	25,945	$5.20	3/29/2022	—	—
	2/10/11	(6)	164,000	—	$3.79	2/10/2021	—	—
Schwark Satyavolu	9/3/15	(12)	—	1,046,626	$8.52	9/3/2025
	2/18/15	(13)	—	—	—	—	161,249	$2,313,923
Ty Shay	9/9/15	(14)	—	134,680	$8.75	9/9/2025	—	—
	3/20/15	(15)	—	—	—	—	200,000	$2,870,000

(1)	All of the options and stock awards granted to our named executive officers are granted under and subject to the terms of our 2006 Incentive Compensation Plan or 2012 Incentive Compensation Plan.
(2)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing market price of our common stock on the NYSE on December 31, 2015, which was $14.35 per share.
(3)	1/48th of the total number of shares underlying this option vest on each monthly anniversary of the date of grant for a period of 48 months.
(4)	The restricted stock units vest quarterly on each anniversary of the date of grant over a four-year period.
(5)	1/30th of the total number of shares underlying this option vest on the twenty-ninth day of each month, beginning on October 29, 2013, for a period of 30 months.
(6)	The stock option is fully vested and immediately exercisable.
(7)	25% of the total number of shares underlying this option vested on February 22, 2014. The remaining 75% of the total number of shares underlying this option vest in equal monthly installments for a period of 36 months thereafter.
(8)	25% of the total number of shares underlying this option vested on September 14, 2013. The remaining shares underlying this option vest at a rate of 1/48th of the total number of shares underlying this option on the fourteenth day of each month thereafter for a period of 36 months.
(9)	39.583% of the total number of shares underlying this option vested on March 31, 2014 based on the achievement of performance targets. The remaining shares underlying this option vest at a rate of 1/48th of the total number of shares underlying this option on the fourteenth day of each month thereafter for a period of 30 months.
(10)	25% of the restricted stock units vested on September 14, 2013 and the remaining restricted stock units vest in equal monthly installments over three years thereafter.
(11)	1,359 shares vest on the twenty-ninth day of each month, beginning on April 29, 2012, for a period of 35 months; 8,649 shares vest on the twenty-ninth day of each month, beginning on March 29, 2015, for a period of 12 months; and 8,647 shares vest on March 29, 2016.
(12)	25% of the total number of shares underlying this option vest on September 3, 2016. The remaining shares underlying this option vest at a rate of 1/48 of the total number of shares underlying this option on the third day of each month thereafter for a period of 36 months.
(13)	100% of the restricted stock units shall vest on the one year anniversary of the date of grant, subject to the achievement of certain performance conditions. In February 2016, the Compensation Committee determined that Mr. Satyavolu did not achieve the specific performance criteria set forth under the award and the full amount of the stock award was forfeited.
(14)	25% of the total number of shares underlying this option vest on September 9, 2016. The remaining 75% of the total number of shares underlying this option vest in equal monthly installments for a period of 36 months thereafter.
(15)	25% of the restricted stock units will vest on March 20, 2016, and the remaining 75% of the restricted stock units will vest in equal quarterly installments over three years thereafter.
(16)	The restricted stock vests quarterly on each anniversary of the date grant over a four-year period.

Option Exercises and Stock Vested in Fiscal 2015

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended December 31, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Todd Davis	–	–	77,496	$1,041,372
Hilary A. Schneider	–	–	127,410	$1,704,574
Chris G. Power	12,000	$150,717	31,757	$427,031
Schwark Satyavolu	–	–	–	–
Ty Shay	–	–	–	–

(1)	For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price, multiplied by the number of options exercised.
(2)	For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.

Employment and Other Agreements

Todd Davis

We entered into an amended and restated employment agreement with Todd Davis on September 14, 2012, which was subsequently amended on March 6, 2015 (referred to as his prior agreement). During fiscal 2015, Mr. Davis served as our Chairman and Chief Executive Officer under his prior agreement. Mr. Davis’ prior agreement was amended and restated on January 20, 2016 (referred to as his amended agreement). His amended agreement became effective as of March 1, 2016, in connection with his transition to Executive Vice Chairman of our Board. Under his amended agreement, Mr. Davis also remains an employee and executive officer of the Company. Both his prior agreement and his amended agreement are not for a specified term and provide for at-will employment. Mr. Davis’ annual base salary under his prior agreement was increased by the Compensation Committee to $525,000 in February 2015. Mr. Davis also was eligible to earn bonus compensation under our bonus plan and was eligible to participate in the various LifeLock employee benefit plans and policies that are available to similarly situated employees. His target annual bonus opportunity for fiscal 2015 was 100% of his base salary. His prior agreement provided that, in the event Mr. Davis’ employment was terminated by us without “cause” or Mr. Davis terminated his employment due to a “constructive termination” (as each are defined in his prior agreement and described generally below), Mr. Davis would continue to receive his base salary for the 18-month period following termination, and a lump sum payment in an amount equal to 36 times the monthly COBRA premium (or, prior to the March 2015 amendment to his prior agreement, monthly COBRA premium reimbursements for 18 months) that would be necessary to permit him to continue group insurance coverage under our plans. The severance benefits under Mr. Davis’ prior agreement were conditioned on his executing a release of claims in favor of the Company.

Mr. Davis’ amended agreement provides that beginning March 1, 2016, Mr. Davis’ annual base salary was decreased to $400,000 to reflect the change of his role and that he will be eligible for a bonus opportunity of $100,000 for the 12-month period beginning March 1, 2016, as determined by the

Board. Mr. Davis will continue to be eligible to participate in the various LifeLock employee benefit plans and policies that are available to similarly situated employees. While he continues to provide services to the Company, Mr. Davis will remain eligible to vest in any outstanding equity awards granted prior to the effective date of his amended agreement, in accordance with their terms. Mr. Davis will not receive additional compensation for his services as a Board member or Executive Vice Chairman of the Board. He remains eligible to receive the same severance benefits in his amended agreement as under his prior agreement upon specified circumstances as generally described above and conditioned on his entry into a release of claims in favor of the Company, except that during the period that any severance is paid to him, Mr. Davis additionally will be required to comply with non-solicitation requirements and refrain from certain restricted activities.

In addition, we have from time to time granted Mr. Davis equity awards under our incentive compensation plans. Mr. Davis’ prior agreement provided, and his amended agreement maintains, that in accordance with the applicable award agreement, shares covering any equity awards that are subject to time-based vesting will accelerate vesting in full in the event that, during the period beginning two months prior to and ending 12 months following a “change in control” (as defined in the plan governing the applicable award and described generally below), we terminate Mr. Davis’ employment without “cause” or Mr. Davis terminates his employment due to a “constructive termination” (as each are defined in his employment agreement and described generally below).

Hilary A. Schneider

We entered into an employment agreement with Hilary A. Schneider on September 14, 2012, which was subsequently amended on March 12, 2015 (referred to as her prior agreement). During fiscal 2015, Ms. Schneider served as our President under her prior agreement. Ms. Schneider’s prior agreement was amended and restated on January 20, 2016 (referred to as her amended agreement). Her amended agreement became effective as of March 1, 2016, in connection with her transition to Chief Executive Officer, President, and member of our Board. Both her prior agreement and her amended agreement are not for a specified term and provide for at-will employment. Under the terms of her prior agreement, Ms. Schneider received an annual base salary which our Compensation Committee increased to $450,000 in February 2015 and to $485,000 in March 2015. Ms. Schneider also was eligible to earn bonus compensation under our bonus plan and was eligible to participate in the various LifeLock employee benefit plans and policies that are available to similarly situated employees. Her target annual bonus opportunity for fiscal 2015 was 85% of her base salary. Her prior agreement also provided for the reimbursement of certain travel and Tempe, Arizona living expenses for Ms. Schneider through September 14, 2015 (and which in August 2015 were extended indefinitely), and for certain relocation expenses of up to $20,000. In addition, her prior agreement provided that, in the event Ms. Schneider’s employment is terminated by us without “cause” or Ms. Schneider terminates her employment due to a “constructive termination” (as each are defined in her prior agreement and described generally below), Ms. Schneider would continue to receive her base salary for 12 months following termination, and a lump sum payment in an amount equal to 24 times the monthly COBRA premium (or, prior to the March 2015 amendment to her prior agreement, monthly COBRA premium reimbursements for 12 months) that would be necessary to permit her to continue group insurance coverage under our plans. The severance benefits under Ms. Schneider’s prior agreement were conditioned on her executing a release of claims in favor of the Company.

Ms. Schneider’s amended agreement provides that beginning March 1, 2016, Ms. Schneider will be paid an annual base salary of $500,000 and will be eligible for a target annual bonus of 100% of her base salary as determined by the Board (or an authorized committee). Ms. Schneider also will be eligible to participate in the various LifeLock employee benefit plans and policies that are available to similarly situated employees. Her amended agreement also provides that for fiscal 2016, in the sole discretion of the Board (or an authorized committee), Ms. Schneider will be granted equity awards with an aggregate grant date fair value equal to approximately $8,000,000. For each of the 2017, 2018 and 2019 fiscal years, in the sole discretion of the Board (or an authorized committee), Ms. Schneider may be granted equity awards with an aggregate grant date fair value equal to approximately $2,670,000 at target. Under Ms. Schneider’s amended agreement, in the event of a termination of her employment by the Company other than for “cause” or her resignation as a result of a “constructive termination” (as each are defined in her amended agreement and described generally below), Ms. Schneider will be entitled to receive continued salary for 18 months, a lump sum payment in an amount equal to 36 times her monthly COBRA premium that would be necessary to permit her to continue group insurance coverage under our plans, and a prorated bonus based on actual performance during the year of termination. Further, during the period that any severance is paid to her, Ms. Schneider will be required to refrain from certain restricted activities.

In addition, we have from time to time granted Ms. Schneider equity awards under our incentive compensation plans. Ms. Schneider’s amended agreement provides that in accordance with the applicable award agreement, shares covering any equity awards that are subject to time-based vesting will accelerate vesting in full in the event that, during the period beginning two months prior to and ending 12 months following a “change in control” (as defined in the plan governing the applicable award and described generally below), we terminate Ms. Schneider’s employment without “cause” or Ms. Schneider terminates her employment due to a “constructive termination” (as each are defined in the award agreements and described generally below).

Chris G. Power

We entered into an amended and restated employment agreement with Chris G. Power, our Chief Financial Officer, on September 14, 2012, which was subsequently amended on February 15, 2013, and March 2, 2015 (referred to as his prior agreement). Mr. Power’s prior agreement was amended and restated on March 4, 2016 (referred to as his amended agreement).

His prior agreement was not for a specified term and provided for at-will employment. Under the terms of his prior agreement, Mr. Power received an annual base salary, which our Compensation Committee increased to $382,000 in February 2015. Mr. Power also was eligible to earn bonus compensation under our bonus plan and was eligible to participate in the various LifeLock employee benefit plans and policies that are available to similarly situated employees of the Company. His target annual bonus opportunity for fiscal 2015 was 65% of his base salary. His prior agreement also provided for the reimbursement of certain travel and temporary living expenses for Mr. Power through the end of 2013, and provided for a 2.5% increase to Mr. Power’s base salary upon Mr. Power’s permanent relocation to Phoenix, Arizona during 2013. Mr. Power did not permanently relocate to Phoenix, Arizona during 2013, but he did spend the majority of his time there. As a result, our Compensation Committee approved the reimbursement of certain going-forward travel and Tempe, Arizona living expenses for Mr. Power. His prior agreement provided that, in the event Mr. Power’s employment was terminated by us without “cause” or Mr. Power terminated his employment due to a “constructive termination” (as each were defined in his prior agreement and described generally below), Mr. Power would continue to receive his base salary for 12 months following termination, and receive a lump sum payment in an amount equal to 24 times the monthly COBRA premium (or, prior to the March 2015 amendment to his prior agreement, monthly COBRA premium reimbursements for 12 months) that would be necessary to permit Mr. Power to continue group insurance coverage under our plans. The severance benefits under Mr. Power’s prior agreement were conditioned on his executing a release of claims in favor of the Company.

In addition, we have from time to time granted Mr. Power equity awards under our incentive compensation plans. Mr. Power’s prior agreement provided that, pursuant to the applicable award agreement, shares covering any equity awards that are subject to time-based vesting will accelerate vesting in full in the event that, during the period beginning two months prior to and ending 12 months following a “change in control” (as defined in the plan governing the applicable award and described generally below), we terminated Mr. Power’s employment without “cause” or Mr. Power terminated his employment due to a “constructive termination” (as each are defined in his prior agreement and described generally below).

Mr. Power’s amended agreement provides that Mr. Power will serve as Chief Financial Officer through the release of the Company’s second quarter of fiscal 2016 financial results (referred to as his transition date), and then will be employed by the Company in a non-executive advisory role until December 31, 2016, unless terminated earlier by Mr. Power or LifeLock in accordance with the terms of the amended agreement. Mr. Power will continue to receive his current base salary and continue to be eligible to participate in the various LifeLock employee benefit plans and policies that are available to similarly situated employees until December 31, 2016, or if earlier, the termination of the his amended agreement in accordance with its terms (such date referred to as his last date of service). In addition, through his last date of service, Mr. Power will remain eligible to vest in any outstanding equity awards. Provided that Mr. Power’s employment is not terminated by him before his transition date or by the Company for cause and subject to his execution of a release agreement in favor of the Company, Mr. Power will receive the same transition and termination benefits he was entitled to under his prior agreement. In addition, if Mr. Power remains employed through his transition date, the Company will pay to him, in a lump sum payment on his last date of service, (i) his prorated corporate bonus for 2016 through his transition date, plus (ii) a $150,000 retention payment. Further, subject to execution and compliance with his release agreement, Mr. Power’s ability to exercise his stock options that are vested as of his last date of service will be extended for a period of three months.

Schwark Satyavolu

We entered into an offer letter with Schwark Satyavolu on February 6, 2015, in connection with his hire as our Executive Vice President, Product and Technology (referred to as his prior agreement). We entered into an amended offer letter on September 2, 2015 (referred to as his amended agreement), which replaced his prior agreement. Both his prior agreement and his amended agreement are not for a specified term and provide for at-will employment. Mr. Satyavolu’s annual base salary under the prior agreement was $400,000. Mr. Satyavolu also was eligible to earn bonus compensation under our bonus plan and was eligible to participate in the various LifeLock employee benefit plans and policies that are available to similarly situated employees. His prior agreement specified that his target annual bonus opportunity for fiscal 2015 was 60% of his base salary, provided that he would receive a guaranteed minimum bonus of $240,000 for fiscal 2015. In addition, if prior to the date that bonuses generally are paid out under the Company’s bonus plan for fiscal 2015, Mr. Satyavolu’s employment is terminated other than for “cause” and other than by reason of disability, or he resigns due to “constructive termination” (as each are defined in his prior agreement), the Company would pay Mr. Satyavolu his minimum bonus amount, conditioned on his executing a release of claims in favor of the Company. His prior agreement also provided for the grant of a performance-based restricted stock unit award with a value of $2,360,000 and a signing bonus of $1,000,000. If Mr. Satyavolu’s employment were terminated before February 9, 2016, by the Company for “cause” (as defined in his prior agreement), disability or death, or if Mr. Satyavolu resigned other than due to constructive termination, he would have been required to repay the signing bonus to the Company.

Under the terms of his amended agreement, the repayment obligation with respect to Mr. Satyavolu’s signing bonus was revised to require repayment of a prorated amount based on the period during the first year of employment that he was employed with the Company in the event that his employment terminates as a result of certain restrictive covenants applicable to him in connection with his prior employment. His amended agreement also provided for a stock option award with a value of $3,750,000 to be granted to Mr. Satyavolu. His amended agreement further provided that subject to the approval of the Board (or its Compensation Committee), Mr. Satyavolu would receive additional equity awards with a value of not less than $750,000 for fiscal 2016.

Concurrently with entering into Mr. Satyavolu’s amended agreement we also entered into a severance agreement with Mr. Satyavolu on September 2, 2015. Under the terms of that severance agreement, in the event that Mr. Satyavolu’s employment was terminated by us without “cause” or Mr. Satyavolu terminated his employment due to “constructive termination” (as each are defined in the severance agreement and described generally below), Mr. Satyavolu would receive continued salary for 12 months following employment termination, conditioned on his executing a release of claims in favor of the Company.

We entered into an advisory agreement with Mr. Satyavolu effective February 19, 2016. Under the terms of such advisory agreement, Mr. Satyavolu’s employment with LifeLock terminated effective February 19, 2016, and, as of the same date, Mr. Satyavolu became engaged to provide certain advisory services to LifeLock. The initial term of Mr. Satyavolu’s advisory agreement is scheduled to end September 30, 2016, at which time the advisory agreement will be extended for consecutive thirty day periods unless and until terminated by either party with 30 days prior notice. Pursuant to his advisory agreement, Mr. Satyavolu’s 2015 option grant continues to vest as long as Mr. Satyavolu continues to provide services to LifeLock under the advisory agreement and comply with its terms. During the term of his advisory agreement and for one year following the termination of his services thereunder, Mr. Satyavolu is subject to a non-solicitation obligation and is required to refrain from certain restricted activities.

We also entered into a release of claims agreement with Mr. Satyavolu on February 19, 2016. This release of claims agreement provides for a mutual release of claims and mutual nondisparagement between the parties.

In addition, the award agreement governing Mr. Satyavolu’s option award granted to him in 2015 under our 2012 Incentive Compensation Plan provides that his award will accelerate vesting in full in the event that, during the period beginning two months prior to and ending 12 months following a “change in control” (as defined in the 2012 Incentive Compensation Plan and described generally below), we terminate Mr. Satyavolu’s employment without “cause” (as defined in the 2012 Incentive Compensation Plan and described generally below) or Mr. Satyavolu terminates his employment due to a “constructive termination” (as defined in his amended agreement and described generally below). With respect to Mr. Satyavolu’s performance-based RSU award granted to him in 2015 under our 2012 Incentive Compensation Plan, the award agreement governing such award provides that his award will accelerate vesting in full in the event that, during the period two months prior to and ending on the day immediately prior to the one-year anniversary of the award’s grant date (provided that a change in control has occurred prior to such anniversary date), we terminate Mr. Satyavolu’s employment without “cause” (as defined in his amended agreement and described generally below) or Mr. Satyavolu terminates his employment due to a “constructive termination” (as defined in his amended agreement).

Ty Shay

We entered into an offer letter with Ty Shay, our Chief Marketing Officer, on February 9, 2015 (referred to as his agreement). His agreement is not for a specified term and provides for at-will employment. Under the terms of his agreement, Mr. Shay receives an annual base salary of $375,000. His agreement provides that Mr. Shay also receives a monthly stipend in the amount of $3,000 per month, intended to reimburse him for travel to our Bay Area locations. Additionally, Mr. Shay’s agreement provided for a restricted stock unit award covering 200,000 shares of our common stock, as well as a $500,000 signing bonus. If his employment were terminated before March 9, 2016, by the Company for “cause” (as defined in his agreement), or as a result of disability or death, or if he resigned other than due to “constructive termination” (as defined in his agreement), Mr. Shay would have been required to repay the signing bonus to the Company. Mr. Shay is also eligible to earn bonus compensation under our bonus plan and is eligible to participate in various LifeLock employee benefit plans and policies. His target annual bonus opportunity for fiscal 2015 was 50% of his base salary, prorated based on the length of his employment in 2015.

We entered into a severance agreement with Mr. Shay on February 9, 2015. In the event Mr. Shay’s employment is terminated by us without “cause” (as defined in the severance agreement and described generally below), Mr. Shay will receive continued salary for 6 months following employment termination, conditioned on his executing a release of claims in favor of the Company.

In addition, the award agreement governing Mr. Shay’s option award granted to him in 2015 under our 2012 Incentive Compensation Plan provides that, 25% of any then-unvested portion of the award will accelerate vesting in the event that, during the period beginning on, and ending 12 months following, a “change in control” (as defined in our 2012 Incentive Compensation Plan), we terminate Mr. Shay’s employment without “cause” (as defined in our 2012 Incentive Compensation Plan). With respect to Mr. Shay’s RSU award granted to him in 2015 under our 2012 Incentive Compensation Plan, the award agreement governing such award provides that his award will accelerate vesting in full in the event that, during the period beginning two months prior to and ending 12 months following a “change in control” (as defined in our 2012 Incentive Compensation Plan), we terminate Mr. Shay’s employment without “cause” (as defined in our 2012 Incentive Compensation Plan) or he resigns other than due to “constructive termination” (as defined in his offer letter agreement).

Certain Definitions

Under the employment agreements, offer letters and severance agreements described under this section titled “Employment and Other Agreements,” the term “cause” generally refers to (a) an act or acts of personal dishonesty, fraud, or embezzlement by the executive; (b) a demonstrably willful and deliberate violation by the executive of his or her obligations under his or her employment agreement or offer letter (as applicable) or his or her proprietary rights agreement with the Company that is not remedied in a reasonable period of time after receipt of written notice from the Company; (c) any willful or deliberate refusal to follow the requests or instructions of the Board or Chief Executive

Officer (or the President as well, with respect to Mr. Satyavolu and Mr. Shay) that are not remedied in a reasonable period of time after receipt of written notice from the Company; or (d) the conviction of the executive for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of the Company.

Under our 2012 Incentive Compensation Plan, the term “cause” generally refers to (i) an act or acts of personal dishonesty, fraud, or embezzlement by the executive; (ii) a demonstrably willful and deliberate violation by the executive of his or her obligations under his or her award agreement, any proprietary rights and restrictive covenant agreement, or any employment, consulting, or other similar agreement (as applicable) that is not remedied in a reasonable period of time after receipt of written notice from the Company, (iii) any willful or deliberate refusal to follow the requests or instructions of the Board or Chief Executive Officer, or (iv) the conviction of the executive for any criminal act which is a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company.

Under the employment agreements, offer letters and severance agreements described under this section titled “Employment and Other Agreements,” the term “constructive termination” generally refers to (a) the Company’s material breach of the material terms and conditions required to be complied with by the Company pursuant to the agreement or offer letter, as applicable; (b) a material diminution in the executive’s title, duties, or responsibilities; or (c) a relocation of the executive’s principal work site by more than 50 miles.

Under our 2012 Incentive Compensation Plan, “change in control” generally refers to (a) acquisition by any person of beneficial ownership of more than 50% of either the value of the equity securities of the Company or voting power of the voting securities of the Company entitled to vote generally in the election of directors, excluding any acquisition directly from the Company, by the Company, by a person who has a controlling beneficial ownership of the Company, by the Company’s or its affiliate’s employee benefit plans, or by an entity referenced in clauses (c)(i) through (iii) below; (b) the incumbent members of the Board, which includes any individual who becomes a director with approval by a vote of at least a majority of the directors then comprising the incumbent Board members during any period of 2 years ceasing to constitute at least a majority of the Board; (c) completion of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its subsidiaries, but in the case of any subsidiaries, only if equity securities of the Company are issued or issuable in connection with the transaction; or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its subsidiaries, unless following such transaction, (i) all or substantially all of the beneficial owners of the Company’s stock immediately prior to the transaction beneficially own more than 50% of the value of the outstanding securities and voting power of securities entitled to vote in the election of Board members in substantially the same proportion as immediately prior to the transaction, (ii) no person of the Company, the continuing entity following the transaction, any entity controlled by the continuing entity or any person that had beneficial ownership of a controlling interest in the Company when the 2012 Incentive Compensation Plan became effective, beneficially owns at least 50% of the value or voting power of the continuing entity following the transaction (unless such ownership existed prior to the transaction), and (iii) at least a majority of the Board members of the continuing entity following the transaction were incumbent directors at the time of execution of the transaction agreement or Board action providing for the transaction, or (d) approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Potential Payments Upon Termination or Change in Control

The following tables set forth certain information regarding potential payments and other benefits that would be payable to our named executive officers under our existing agreements with them upon termination of employment without Cause or upon Constructive Termination or termination of employment without Cause or Upon Constructive Termination in connection with a change in control of our company. The table below assumes that the termination or change in control event took place on December 31, 2015.

Todd Davis

Executive Benefits	Termination Without Cause or Upon Constructive Termination (Not in Connection with a Qualifying Change in Control)	Termination Without Cause or Upon Constructive Termination in Connection with a Qualifying Change in Control
Cash-based Severance	$787,500	$787,500
Health and Welfare Benefits	94,333	94,333
Equity Acceleration	—	4,623,725(1)

(1)	For purposes of valuing equity acceleration, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between the market value of a share of our common stock underlying the option on December 31, 2015 and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the market value of a share of our common stock on December 31, 2015 multiplied by the number of unvested RSUs accelerated. Calculations reflect LifeLock’s closing market price of our common stock on the NYSE on December 31, 2015, which was $14.35 per share.

Hilary A. Schneider

Executive Benefits	Termination Without Cause or Upon Constructive Termination (Not in Connection with a Qualifying Change in Control)	Termination Without Cause or Upon Constructive Termination in Connection with a Qualifying Change in Control
Cash-based Severance	$485,000	$485,000
Health and Welfare Benefits	62,889	62,889
Equity Acceleration	—	4,935,303(1)

(1)	For purposes of valuing equity acceleration, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between the market value of a share of our common stock underlying the option on December 31, 2015 and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the market value of a share of our common stock on December 31, 2015 multiplied by the number of unvested RSUs accelerated. Calculations reflect LifeLock’s closing market price of our common stock on the NYSE on December 31, 2015, which was $14.35 per share.

Chris G. Power

Executive Benefits	Termination Without Cause or Upon Constructive Termination (Not in Connection with a Qualifying Change in Control)	Termination Without Cause or Upon Constructive Termination in Connection with a Qualifying Change in Control
Cash-based Severance	$382,000	$382,000
Health and Welfare Benefits	62,889	62,889
Equity Acceleration	—	1,997,855(1)

(1)

For purposes of valuing equity acceleration, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between the market value of a share of our common stock underlying the option on December 31, 2015 and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the market value of a share of our common stock on December 31, 2015 multiplied by the number of unvested RSUs accelerated. Calculations reflect LifeLock’s closing market price of our common stock on the NYSE on December 31, 2015, which was $14.35 per share.

Schwark Satyavolu

Executive Benefits	Termination Without Cause or Upon Constructive Termination (Not in Connection with a Qualifying Change in Control)	Termination Without Cause or Upon Constructive Termination in Connection with a Qualifying Change in Control
Cash-based Severance	$400,000	$400,000
Health and Welfare Benefits	—	—
Equity Acceleration	—	8,415,753(1)

(1)	For purposes of valuing equity acceleration, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between the market value of a share of our common stock underlying the option on December 31, 2015 and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the market value of a share of our common stock on December 31, 2015 multiplied by the number of unvested RSUs accelerated. Calculations reflect LifeLock’s closing market price of our common stock on the NYSE on December 31, 2015, which was $14.35 per share. In February 2016, the Compensation Committee determined that Mr. Satyavolu did not achieve the specific performance criteria set forth under the award and the full amount of the stock award was forfeited.

Ty Shay

Executive Benefits	Termination Without Cause or Upon Constructive Termination (Not in Connection with a Qualifying Change in Control)	Termination Without Cause or Upon Constructive Termination in Connection with a Qualifying Change in Control
Cash-based Severance	$187,500	$187,500
Health and Welfare Benefits	—	—
Equity Acceleration	—	3,058,552(1)

(1)	For purposes of valuing equity acceleration, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between the market value of a share of our common stock underlying the option on December 31, 2015 and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the market value of a share of our common stock on December 31, 2015 multiplied by the number of unvested RSUs accelerated. Calculations reflect LifeLock’s closing market price of our common stock on the NYSE on December 31, 2015, which was $14.35 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 with respect to the shares of our common stock that may be issued under our incentive compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(3)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(4)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (5)
Equity Compensation Plans Approved by Stockholders(1)	18,216,648	$10.60	9,658,152
Equity Compensation Plans Not Approved by Stockholders(2)	1,839	2.54	—

Total	18,218,487	$10.60	9,658,152

(1)	Includes our 2012 Incentive Compensation Plan or 2012 Plan, 2006 Incentive Compensation Plan or 2006 Plan, and 2012 Employee Stock Purchase Plan, or 2012 ESPP.
(2)	Consists of the Lemon, Inc. 2008 Equity Incentive Plan, which we assumed in connection with our acquisition of Lemon, Inc. in December 2013.
(3)	Includes 4,037,991 shares issuable upon the delivery of RSUs granted under our 2012 Plan. The remaining balance consists of shares issuable upon the exercise of outstanding stock options granted under our 2012 Plan and 2006 Plan.
(4)	The weighted average exercise price does not take into account the shares issuable upon the vesting and delivery of outstanding RSUs.
(5)	Each fiscal year (beginning with the fiscal year that commenced January 1, 2013 and ending with the fiscal year commencing January 1, 2022), the number of shares in the reserve under our 2012 Plan may be increased by the lesser of (i) 8,000,000 shares, (ii) 4.5% of all shares of our common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) a lesser amount determined by our Board. Our 2012 ESPP reserves 2,000,000 shares of our common stock for issuance under the 2012 ESPP. Each fiscal year (beginning with the fiscal year that commenced January 1, 2013 and ending with the fiscal year commencing January 1, 2022), the number of shares in the reserve under our 2012 ESPP may be increased by the lesser of (i) 1,500,000 shares, (ii) 1% of all shares outstanding at the end of the previous year, or (iii) a lower amount determined by our Board.

REPORT OF THE AUDIT COMMITTEE

Our Board has appointed an Audit Committee consisting of three directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined by the listing standards of the NYSE and rules of the SEC.

The purpose of our Audit Committee is to assist the oversight of our Board of the integrity of LifeLock’s financial statements, our compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of LifeLock’s independent auditor and internal audit function. The primary responsibilities of the Audit Committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and as to the effectiveness of our internal control over financial reporting. Our Board has adopted a written charter for our Audit Committee that reflects, among other things, requirements of the Sarbanes-Oxley Act, rules adopted by the SEC, and rules of the NYSE.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditor the matters required to be discussed by the guidelines of the SEC, the Sarbanes-Oxley Act, PCAOB Auditing Standard No. 16, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of LifeLock’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditor the independent auditor’s independence from management and the Company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The Audit Committee discussed with our independent auditor the overall scope and plans for its audit. The Audit Committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

This report has been furnished by our Audit Committee to our Board.

Roy A. Guthrie, Chair

Albert A. (Rocky) Pimentel

Jaynie Miller Studenmund*

This report of the Audit Committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

*	Ms. Studenmund served as a member of the Audit Committee from May 12, 2015, when she joined the Board, through the end of fiscal 2015. Prior to May 12, 2015, Thomas Ridge served as a member of the Audit Committee in fiscal 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2015, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2015, except as noted below:

•	Jaynie Miller Studenmund received a grant of restricted stock units on December 18, 2015 and, due to an administrative error, failed to timely file a Form 4. Ms. Studenmund timely filed a Form 5 to disclose the transaction.

•	Ty Shay was granted an option to purchase 134,680 shares on September 9, 2015 and due to an administrative error, failed to timely file a Form 4. Mr. Shay filed a Form 4 on March 3, 2016 to disclose the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 4, 2016 by the following:

•	each of our named executive officers and directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 93,876,568 shares of our common stock outstanding as of March 4, 2016. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 4, 2016, or issuable pursuant to restricted stock units that are subject to vesting conditions expected to occur within 60 days of March 4, 2016, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock units for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o LifeLock, Inc., 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281.

Name of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
Named Executive Officers and Directors:
Todd Davis(1)	2,291,172	2.4%
Hilary A. Schneider(2)	1,015,131	1.1%
Chris G. Power(3)	657,224	*
Schwark Satyavolu	—	—
Ty Shay(4)	89,046	*
Gary S. Briggs(5)	57,196	*
David Cowan(6)	8,996,905	9.6%
Roy A. Guthrie(7)	78,168	*
Albert A. (Rocky) Pimentel(8)	131,168	*
Thomas J. Ridge(9)	103,779	*
Jaynie Miller Studenmund(10)	16,751	*
All directors and executive officers as a group(11 persons)(11)	13,396,511	13.9%
5% Stockholders:
Okumus Fund Management Ltd.(12)	9,069,121	9.7%
Prescott General Partners LLC(13)	8,779,258	9.4%
Ameriprise Financial, Inc.(14)	6,374,098	6.8%
The Vanguard Group(15)	5,575,532	5.9%
BlackRock, Inc.(16)	5,009,058	5.3%
Bessemer Venture Partners(17)	8,376,021	8.9%

*	Less than 1% of the outstanding shares of common stock
(1)	Consists of (i) 959,723 shares held by the 2010 Todd Davis Trust, (ii) 69,382 shares held by Mr. Davis, 20,832 of which were issued pursuant to restricted stock awards and remained subject to further vesting as of 60 days following March 4, 2016, (iii) 1,239,707 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016, and (iv) 22,360 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 4, 2016.
(2)	Consists of (i) 365,961 shares held by Ms. Schneider, 339,741 of which were issued pursuant to restricted stock awards and remained subject to further vesting as of 60 days following March 4, 2016, (ii) 620,094 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016, and (iii) 29,276 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 4, 2016.
(3)	Consists of (i) 85,569 shares held by Mr. Power, 60,350 of which were issued pursuant to restricted stock awards and remained subject to further vesting as of 60 days following March 4, 2016, (ii) 563,014 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016, and (iii) 8,641 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 4, 2016.
(4)	Consists of (i) 36,515 shares held by Mr. Shay, 36,515 of which were issued pursuant to a restricted stock award and remained subject to further vesting as of 60 days following March 4, 2016, (ii) 2,531 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016, and (iii) 50,000 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 4, 2016.
(5)	Consists of (i) 15,418 shares held by Mr. Briggs and (ii) 41,778 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016.
(6)	Consists of (i) 6,258,569 shares held by Bessemer Venture Partners VI L.P., (ii) 2,042,003 shares held by Bessemer Venture Partners Co-Investment L.P., (iii) 75,449 shares held by Bessemer Venture Partners VI Institutional L.P., (iv) 153,413 shares held by Cowan Family Trust UDT dated 10-17-02, (v) 389,303shares held by David Cowan Partners II, a Delaware Multiple Series Limited Partnership (Series A), (vi) 31,168 shares held by Mr. Cowan and (vii) 47,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016. Deer VI & Co. LLC is the general partner of each of Bessemer Venture Partners VI, L.P., Bessemer Venture Partners VI Institutional L.P., and Bessemer Venture Partners Co-Investment L.P. (collectively, the “BVP Funds”). J. Edmund Colloton, David J. Cowan, Robert P. Goodman, Jeremy S. Levine, and Robert M. Stavis are the executive managers of Deer VI & Co. LLC. Investment and voting decisions with respect to the shares held by the BVP Funds are made by the executive managers of Deer VI & Co. LLC acting as an investment committee. No stockholder, partner, director, officer, manager, member, or employee of Deer VI & Co. LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by the BVP Funds.
(7)	Consists of (i) 31,168 shares held by Mr. Guthrie and (ii) 47,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016.
(8)	Consists of (i) 31,168 shares held by Mr. Pimentel and (ii) 100,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016.
(9)	Consists of (i) 20,668 shares held by Mr. Ridge and (ii) 83,111 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016.
(10)	Consists of (i) 5,289 shares held by Ms. Studenmund and (ii) 11,462 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016.
(11)	Consists of (i) 10,583,068 shares beneficially owned by our current directors and current executive officers, (ii) 2,753,166 shares issuable pursuant to outstanding stock options exercisable within 60 days of March 4, 2016 and (iii) 60,277 shares of common stock issuable upon the vesting of restricted stock units within 60 days of March 4, 2016.
(12)	According to a Schedule 13G filed on February 16, 2016, Okumus Fund Management Ltd. has shared voting and dispositive power with respect to 9,069,121 shares. Okumus Opportunistic Value Fund, Ltd. has shared voting and dispositive power with respect to 9,069,121 shares. Ahmet H. Okumus has shared voting and dispositive power with respect to 9,069,121 shares. The 9,069,121 shares are reported owned, directly or indirectly by Okumus, Okumus Opportunistic Value Fund, Ltd. and Ahmet H. Okumus. The address for Okumus is 767 Third Avenue, 35th Floor New York, NY 10017.
(13)	According to a Schedule 13G/A filed February 16, 2016, Prescott General Partners LLC (“Prescott”), which has shared voting and dispositive power with respect to 8,779,258 shares. Prescott Associates L.P. has shared voting and dispositive power with respect to 6,016,975 shares. Thomas W. Smith has sole voting and dispositive power with respect to 100,000 shares and shared voting and dispositive power with respect to 445,223 shares. Scott J. Vassalluzzo has shared voting and dispositive power with respect to 299,923 shares. The 8,779,258 shares are reported owned, directly or indirectly by Prescott, Prescott Associates L.P., Thomas W. Smith and Scott J. Vassalluzzo. The address for these entities and individuals is 2200 Butts Road, Suite 320, Boca Raton, Florida 33431.
(14)	According to a Schedule 13G filed February 12, 2016, Ameriprise Financial, Inc. (“Ameriprise”) has shared voting power with respect to 6,313,678 shares and has shared dispositive power with respect to 6,374,098 shares. Columbia Management Investment Advisers, LLC (“Columbia”) has shared voting power with respect to 6,313,678 shares and has shared dispositive power with respect to 6,374,098 shares. Ameriprise, as the parent company of CMIA, may be deemed to beneficially own the shares reported by Columbia. Accordingly, the shares reported by Ameriprise include those shares separately reported by Columbia. The address for Ameriprise is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The address for Columbia is 225 Franklin St. Boston, MA 02110.
(15)	According to a Schedule 13G filed February 10, 2016, The Vanguard Group (“Vanguard”), has sole voting power with respect to 202,254 shares, shared voting power with respect to 38,500 shares, sole dispositive power with respect to 5,575,532 shares and shared dispositive power with respect to 235,854 Shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 197,354 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 43,400 shares as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(16)	According to a Schedule 13G filed January 26, 2016, BlackRock, Inc. (“Blackrock”), has sole voting power with respect to 4,826,343 shares and sole dispositive power with respect to 5,009,058 Shares. The 5,009,058 Common Stock shares are reported owned, directly or indirectly by Blackrock, BlackRock (Luxembourg) S.A., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC. The address for these entities is 55 East 52nd Street, New York, New York 10022.
(17)	Consists of (i) 6,258,569 shares held by Bessemer Venture Partners VI L.P., (ii) 2,042,003 shares held by Bessemer Venture Partners Co-Investment L.P. and (iii) 75,449 shares held by Bessemer Venture Partners VI Institutional L.P. Deer VI & Co. LLC is the general partner of each of the BVP Funds. J. Edmund Colloton, David J. Cowan, Robert P. Goodman, Jeremy S. Levine, and Robert M. Stavis are the executive managers of Deer VI & Co. LLC. Investment and voting decisions with respect to the shares held by the BVP Funds are made by the executive managers of Deer VI & Co. LLC acting as an investment committee. No stockholder, partner, director, officer, manager, member, or employee of Deer VI & Co. LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by the BVP Funds. The address for the BVP Funds is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2015, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will likely exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this Proxy Statement.

Investors’ Rights Agreement

We are party to an investors’ rights agreement that provides the former holders of our preferred stock, including BVP, which currently holds more than 5% of our outstanding capital stock and is affiliated with David Cowan. Pursuant to the investors’ rights agreement, BVP is entitled to certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Engagement of Legal Counsel

Clarissa Cerda, who joined our company in January 2009 and served as our Chief Legal Strategist through December 31, 2015, is married to an employee benefits and executive compensation shareholder in the law firm of Greenberg Traurig, LLP, which served as outside legal counsel during 2015. We paid Greenberg Traurig, LLP legal fees of $3,973,329 for the year ended December 31, 2015 for legal services rendered to us.

Employment of George Darrell Davis

George Darrell Davis (Darrell), the brother of Todd Davis, our current Executive Vice Chairman and former Chief Executive Officer, has been employed by our company since 2008. In 2014, Mr. Darrell Davis worked in our sales organization, first as a Business Development Manager and then later as Benefit Solution Manager, which is his current position. In 2015, Mr. Darrell Davis did not report directly to Mr. Todd Davis, and he does not currently report directly to Mr. Todd Davis. Mr. Darrell Davis’ current base salary is $131,276, effective January 31, 2016. In fiscal 2015, we paid Mr. Darrell Davis a base salary of $113,350 and sales commissions of $145,207. In fiscal 2015, we also granted Mr. Darrell Davis a stock option to purchase 1,500 shares of our common stock with a grant date fair value equal to $9,251 and 750 RSUs with a grant date fair market equal to $10,470. In fiscal 2014, we paid Mr. Darrell Davis a base salary of $107,186 and sales commissions of $217,328. In fiscal 2014, we also granted Mr. Darrell Davis a stock option to purchase 1,500 shares of our common stock with a grant date fair value equal to $13,074 and 1,000 RSUs with a grant date fair market equal to $18,730.

Policies and Procedures for Related Party Transactions

We have adopted a policy governing certain transactions with our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of any of the foregoing persons, or the related parties, that prohibits related parties from entering into a related party transaction with us without the consent of our Audit Committee. Any request for us to enter into a transaction with related parties, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to vote on the following items of business:

1.	the election of three Class I directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;

3.	the approval of the Senior Executive Bonus Plan;

4.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

5.	any other business that may properly come before the meeting or any adjournment or postponement thereof.

What are the recommendations of the board of directors?

Our board of directors recommends that you vote as follows:

1.	“FOR” the election of the three Class I director nominees;

2.	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

3.	“FOR” the approval, of the Senior Executive Bonus Plan; and

4.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Who is entitled to notice of and to vote at the Annual Meeting?

You are entitled to receive notice of and to vote at the Annual Meeting (and any postponements or adjournments thereof) if our records indicate that you owned shares of our common stock at the close of business on March 16, 2016, the record date for the Annual Meeting. At the close of business on that date, 94,466,300 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held, and you may vote on each matter to come before the meeting. We do not have cumulative voting rights for the election of directors.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a paper copy of printed materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report, primarily via the Internet. Accordingly, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and the environmental impact of our annual meetings.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other nominee, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete, and deliver the proper documentation provided by your nominee and bring it with you to the Annual Meeting.

What is “householding” and how does it affect me?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials and Notice with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials or Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or Notice and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy materials, or Notice, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker, or other holder of record to request information about householding.

If I am a stockholder of record of LifeLock shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy on the Internet, by telephone, or by mail, all as described below. We recommend that you vote by proxy even if you plan to attend the Annual Meeting so that your vote will be counted even if you later decide not to attend the Annual Meeting. You can always change your vote at the Annual Meeting. The Internet and telephone voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return a written proxy card by mail. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 4, 2016.

By Internet: You may submit your proxy over the Internet by going to www.proxyvote.com and completing an electronic proxy card in accordance with the instructions provided on the proxy card or in the Notice.

By Telephone: You may submit your proxy by telephone in accordance with the instructions provided on the proxy card or in the Notice.

By Mail: If you have elected to receive printed proxy materials, you may choose to vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided by following the instructions on the proxy card. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.

In Person: You may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If I am the beneficial owner of LifeLock shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote in person at the Annual Meeting or by proxy on the Internet, by telephone, or by mail, by following the voting instructions you will receive from the holder of record, which is the brokerage firm, bank, broker-dealer, or other nominee holding your shares. You must follow these voting instructions to vote your shares. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the holder of record.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the Annual Meeting. If you are a stockholder of record of LifeLock shares, you may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to our Secretary at LifeLock, Inc., 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281.

If you are a beneficial owner of LifeLock shares held in street name, you may change your vote by submitting new voting instructions to the holder of record following the instructions they provided or, if you have obtained a legal proxy from the holder of record giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What if I don’t give specific voting instructions?

Stockholders of Record: If you are a stockholder of record of LifeLock shares and you indicate that you wish to vote as recommended by our board of directors, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” the election of the three Class I director nominees; “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; “FOR” the approval, of the Senior Executive Bonus Plan; and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner of Shares Held in Street Name: If you are a beneficial owner of LifeLock shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker or other nominee will vote your shares only on those proposals on which it has received instructions or on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Broker non-votes will be considered as present for purposes of determining a quorum, but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker or nominee does not have discretion to vote your shares on the non-routine matters, which are the proposals for the election of directors (Proposal No. 1), the advisory vote on the compensation of our named executive officers (Proposal No. 2), or on the approval of the Senior Executive Bonus Plan (Proposal No. 3). However, your broker or nominee does have discretion to vote your shares on routine matters. The only routine matter at the Annual Meeting is the proposal for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 4).

How are abstentions and broker non-votes treated?

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposal Nos. 2, 3 and 4 and will have no effect on the outcome of Proposal No. 1.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to the election of directors (Proposal No. 1), the advisory vote on the compensation of our named executive officers (Proposal No. 2), or the approval of the Senior Executive Bonus Plan (Proposal No. 3) without your instructions. Thus, if you do not give your broker or nominee specific instructions with respect to these matters, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote on the item, they will have no effect on the outcome other than reducing the number of votes cast and the number of shares present in person or by proxy and entitled to vote on the item from which a majority is calculated.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. Except as described above with respect to broker non-votes, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding and entitled to vote, on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 94,466,300 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 47,233,151 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you properly cast your vote in person at the Annual Meeting, electronically, or telephonically, or a proxy card has been properly submitted by you or on your behalf. Votes “for” and “against,” and proxies received but marked as “abstentions,” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal No. 1. Directors are elected by a plurality of votes present in person or represented by proxy and entitled to vote on the item. This means that the three nominees receiving the highest number of affirmative votes of the shares of common stock will be elected as the Class I directors.

Proposal No. 2. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, on an advisory basis, the compensation of our named executive officers. As an advisory vote, this proposal is not binding. However, our board of directors and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal No. 3. The affirmative vote of a majority of the votes cast on the item will be required to approve the Senior Executive Bonus Plan.

Proposal No. 4. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

Preliminary voting results will be announced at the Annual Meeting, and final results will be published in a Current Report on Form 8-K filed within four business days after the Annual Meeting. If final voting results are not available to us in time to include them in such Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as final results become available.

Who is paying for this proxy solicitation?

We will pay the costs of printing, mailing, and distributing these proxy materials and soliciting votes. Our directors, officers, and employees may solicit proxies on our behalf, in person, by telephone, or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

2015 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is available on our website at investor.lifelock.com. Our financial statements for that fiscal year are included in the Annual Report. If you would like to obtain a paper copy of the Annual Report, we will provide one without charge on written request addressed to our Secretary at LifeLock, Inc., 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2017 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our Secretary at LifeLock, Inc., 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281. Any such proposal must be received at least 120 days prior to the one-year anniversary of the date on which we first mailed our proxy materials for the Annual Meeting (by November 24, 2016), unless the date of our 2017 annual meeting is changed by more than 30 days from May 5, 2017, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before our 2017 annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our Secretary at the address set forth above between January 8, 2017 and February 7, 2017, which is 75 and 45 days, respectively, prior to the one-year anniversary of the date on which we first mailed our proxy materials for the Annual Meeting; provided, however, that in the event that the date of the 2017 annual meeting is more than 30 days before or more than 60 days after the one-year anniversary of the date of the Annual Meeting, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) ten days following the day on which public announcement of the date of such meeting is first made by our company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the meeting, the nomination must be delivered to our Secretary at the address listed above between January 8, 2017 and February 7, 2017, which is 75 and 45 days, respectively, prior to the one-year anniversary of the date on which we first mailed our proxy materials for the Annual Meeting; provided, however, that in the event that the date of the 2017 annual meeting is more than 30 days before or more than 60 days after the one-year anniversary of the date of the Annual Meeting, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) ten days following the day on which we make the first public announcement of the date of such meeting. Our bylaws set forth specific information that must be provided in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no matter that will be presented for consideration at the Annual Meeting other than the election of Class I directors, the advisory vote on the compensation of our named executive officers, the approval of the Senior Executive Bonus Plan and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the Annual Meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors,

Sharon Segev

Executive Vice President, General Counsel

and Secretary

Tempe, Arizona

March 24, 2016

APPENDIX A

Senior Executive Bonus Plan

LIFELOCK, INC.

EXECUTIVE PERFORMANCE BONUS PLAN

Effective January 1, 2016

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1        Purpose.  LifeLock, Inc. hereby establishes the LifeLock, Inc. Executive Performance Bonus Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating eligible executives to achieve the Company’s financial, strategic and operating objectives. The Plan provides executives with the ability to earn incentive awards for the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).

1.2        Effective Date.  The Plan is effective as of January 1, 2016 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock who are present in person or by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is explicitly assigned to them for a particular section or the Plan:

2.1        “Actual Award”  means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2        “Affiliate”  means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3        “Base Salary”  means as to any Performance Period, 100% of the Participant’s annual salary rate on the last day of the Performance Period. Base Salary shall be determined without regard to deductions for taxes or other items and before any deferrals of compensation under any Company or Affiliate sponsored plan.

2.4        “Board”  means the Company’s Board of Directors.

2.5          “Brand Metrics”  means objective and measurable goals for maintaining and enhancing the image, reputation or standing of the Company and/or its products, (including but not limited to) marketing effectiveness and efficiency.

2.6          “Code”  means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7          “Committee”  means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date and until otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee.

2.8          “Company”  means LifeLock, Inc., a Delaware corporation.

2.9          “Determination Date”  means the latest possible date that is intended to not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.10        “Disability”  means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.

2.11        “Earnings”  means income.

2.12        “Fiscal Quarter”  means a fiscal quarter within a Fiscal Year of the Company.

2.13        “Fiscal Year”  means the fiscal year of the Company.

2.14        “Maximum Award”  means as to any Participant for all Performance Periods ending during a Fiscal Year, $5 million. The Maximum Award is the maximum amount which may be earned by a Participant for all Performance Periods ending during that Fiscal Year.

2.15        “Member Metrics”  means objective and measurable goals that relate to the acquisition, retention and/or satisfaction of members or customers of the Company’s products or services.

2.16        “Participant”  means as to any Performance Period, an executive of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.

2.17        “Payout Formula”  means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.18        “Performance Goals”  means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee (in its discretion), the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Brand Metrics, (b) Earnings, (c) Member Metrics, (d) Revenue, and (e) Total Shareholder Return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per-capita basis), (5) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. For example, but not by way of limitation, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for Earnings calculated before interest, taxes, depreciation and amortization (in other words, EBITDA). As another example, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for Earnings divided by the number of shares of Company common stock that are outstanding (in other words, earnings per share or EPS). Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.19        “Performance Period”  means any period of not shorter than a consecutive Fiscal Quarter or longer than three Fiscal Years (or twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion.

2.20        “Product Metrics”  means objective and measurable goals for the design, creation or introduction of products, for example (but not by way of limitation), with respect to design specifications or requirements, market penetration and/or that do not exceed specified defect levels.

2.21        “Revenue”  means net revenue.

2.22        “Section 16 Officer”  means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.23        “Section 409A”  means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.

2.24        “Target Award”  means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.25        “Termination of Employment”  means a cessation of the employee-employer relationship between an executive and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

2.26        “Total Shareholder Return”  means the total return (change in share price, including treatment of dividends as determined by the Committee) of a share of the Company’s common stock.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1        Selection of Participants.  The Committee, in its sole discretion, shall select the executives of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become executives during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an executive who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2        Determination of Performance Goals.  The Committee, in its sole discretion, shall establish the Performance Goal(s) for the Participants for the Performance Period. Each Participant’s Performance Goal(s) shall be determined by the Committee and set forth in writing. The Committee, in its discretion, may adjust any Performance Goal (or actual performance versus the Performance Goal) for the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, provided that any such adjustment is intended not to jeopardize the qualification of an Actual Award as performance-based compensation under Code Section 162(m).

3.3        Determination of Target Awards.  The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4        Determination of Payout Formula.  The Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) to the extent determined by the Committee, provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award(s) under the Plan exceed his or her Maximum Award for the applicable Fiscal Year.

3.5        Date for Determinations.  The Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

3.6        Determination of Actual Awards.  After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee, subject to the following. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce (but not increase) the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout

Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

SECTION 4

PAYMENT OF AWARDS

4.1        Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2        Timing of Payment.  Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than sixty (60) days after the end of the Fiscal Year in which such Performance Period ended. Notwithstanding the preceding, if it is impossible or infeasible for the Committee to certify the results for a Performance Period under Section 3.6 before the standard payment deadline described in the preceding sentence (for example, but not by way of limitation, due to the unavailability of financial information), the payment deadline shall be extended until thirty (30) days after certification, subject to the following: (a) the Company and the Committee must have used their good faith reasonable efforts to cause certification to occur before the standard payment deadline, (b) the Committee must certify the results as soon as administratively practicable, and (c) payment will be made only to Participants who do not incur a Termination of Employment before the date on which the Actual Award is paid.

4.3        Form of Payment.  Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4        Payment in the Event of Death or Disability.  If a Participant dies, or is determined to have a Disability, prior to the payment of an Actual Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Performance Period, the Award shall be paid, in the case of death, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.

4.5        Compensation Recovery Policy.  The Committee, in its sole discretion, may require Participant to forfeit, return or reimburse to the Company all or a portion of any Actual Award received in accordance with any then-effective Company compensation clawback or recovery policy, as may be established or amended from time to time. Any such policy generally shall be intended to apply substantially equally to all officers of the Company, except as the Committee (or the Board or a committee of the Board, as determined by the Board), in its discretion, determines is reasonably necessary or appropriate to comply with applicable laws.

SECTION 5

ADMINISTRATION

5.1        Committee is the Administrator.  The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2        Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by executives who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3        Decisions Binding.  All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4        Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent that the delegation would not jeopardize the qualification of an Actual Award as performance-based compensation under Code Section 162(m).

5.5        Tax Withholding.  The Company shall withhold all applicable taxes and any other required amounts from any payment, including (but not limited to) any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1        No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.2        Section 409A.  It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. However, unless explicitly determined otherwise in writing by the Committee, in no event will the

Company or any Affiliate pay or reimburse any Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A or any other section of the Code or other tax rule or regulation.

6.3        Participation.  No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4        Successors.  All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.5        Nonassignability.  A Participant shall have no right to assign or transfer any interest under this Plan.

6.6        Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7        Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.

6.8        Governing Law.  The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of Delaware, excluding its conflicts of laws provisions.

SECTION 7

AMENDMENT AND TERMINATION

7.1        Amendment and Termination.  The Board may amend or terminate the Plan at any time and for any reason; provided, however, that unless otherwise explicitly determined by the Committee, any amendment that is expected to negatively affect the Plan’s intended qualification under Code Section 162(m) shall be subject to stockholder approval.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. LIFELOCK, INC. 60 EAST RIO SALADO PARKWAY SUITE 400 TEMPE, AZ 85281 E06662-P75463 LIFELOCK, INC. For All Except Withhold All For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote “FOR” each of the following director nominees: ! ! ! 1. Election of Directors Nominees: 01) Todd Davis 02) David Cowan 03) Jaynie Miller Studenmund For Against Abstain The Board of Directors recommends you vote “FOR” the following proposals: ! ! ! 2. To approve, on an advisory basis, the compensation of our named executive officers. ! ! ! 3. To approve the Senior Executive Bonus Plan. ! ! ! 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Yes No ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E06663-P75463 This Proxy is Solicited on Behalf of the Board of Directors LIFELOCK, INC. 2016 ANNUAL MEETING OF STOCKHOLDERS The undersigned stockholder of LIFELOCK, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated March 24, 2016, and hereby appoints Hilary Schneider and Sharon Segev and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of LIFELOCK, INC., to be held on Thursday, May 5, 2016, at8:00 a.m. Arizona Time, at Tempe Mission Palms, Ironstone Room, located at 60 E. Fifth Street, Tempe, AZ 85281 and at any adjournment or postponement thereof, and to vote all shares of common stock of LIFELOCK, INC. held of record by the undersigned at the close of business on March 16, 2016as hereinafter specified upon the proposals set forth on the reverse side of this proxy card. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES, “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, “FOR” THE APPROVAL OF THE SENIOR EXECUTIVE BONUS PLAN, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2016. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES (PROPOSAL NO. 1), “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3, “FOR” PROPOSAL NO. 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side